                                             Prospectus Supplement to Prospectus


                                                          Dated October 28, 1999


[LOGO]


3,000,000 Shares

Class A Common Stock

                                                FILED PURSUANT TO RULE 424(b)(5)
                                       REGISTRATION STATEMENT FILE NO. 333-89235



We are offering 3,000,000 shares of our Class A common stock. Our Class A common stock trades on the Nasdaq National Market under the symbol "HBCCA." On
November 18, 1999, the last reported sale price of our Class A common stock on The Nasdaq National Market was $85.75 per share.


Investing in our Class A common stock involves risks which are described in the section entitled "Risk Factors" beginning on page S-7 of this prospectus supplement.


                                                                        Proceeds, before
                        Price to                Underwriting            expenses, to Hispanic
                        Public                  Discount                Broadcasting
Per Share               $85.00                  $3.30                   $81.70
Total                   $255,000,000            $9,900,000              $245,100,000


Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.


The underwriters may also purchase up to an additional 450,000 shares of our Class A common stock within 30 days from the date of this prospectus supplement to cover over-allotments.


                           Deutsche Banc Alex. Brown
Banc of America Securities LLC
                           Credit Suisse First Boston
                                                            Salomon Smith Barney

ING Barings                                                   PaineWebber Incorporated
Robertson Stephens                                            Schroder & Co. Inc.
Thomas Weisel Partners LLC


The date of this prospectus supplement is November 18, 1999.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of the federal securities laws. We base forward-looking statements on our reasonable beliefs, assumptions and expectations of our future economic performance, taking into account information currently available to us. However, forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the expected outcomes and results expressed or implied in such forward-looking statements. Some of the risks and uncertainties which could cause actual outcomes and results to differ materially from our expectations include:

    - the impact of general economic conditions in the United States;

    - industry-wide market factors, including competition;

    - our ability to identify and complete acquisitions and successfully integrate at the station level the operating philosophies and practices of the businesses we acquire;

    - financial performance of start-up stations;

    - capital expenditure requirements;

    - regulatory developments affecting our operations, acquisitions and dispositions of radio broadcast properties;

    - interest rates;

    - taxes; and

    - access to capital markets.

    The words "believes," "anticipates," "expects" and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

                            ------------------------

    You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY


    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES AND THE INFORMATION INCORPORATED BY REFERENCE INTO THESE MATERIALS, BEFORE MAKING AN INVESTMENT DECISION. ALL INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT OF OUR CLASS A COMMON STOCK IN DECEMBER 1997. UNLESS WE STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES NO EXERCISE BY THE UNDERWRITERS OF THEIR OPTION TO PURCHASE AN ADDITIONAL 450,000 SHARES OF CLASS A COMMON STOCK.


                             HISPANIC BROADCASTING


    We are the largest Spanish language radio broadcasting company in the United States and as of November 12, 1999, we owned or programed 43 radio stations in 13 markets. Our stations are located in 12 of the 15 largest Hispanic markets in the United States, including Los Angeles, New York, Miami, San Francisco/San Jose, Chicago, Houston, San Antonio, Dallas/Fort Worth, San Diego, McAllen/Brownsville/Harlingen, Phoenix and El Paso. In addition, we also operate the HBC Radio Network, which is one of the largest Spanish language radio broadcast networks in the United States in terms of audience delivery.


    Our strategy is to own and program top performing Spanish language radio stations, principally in the 15 largest Spanish language radio markets in the United States. Based on the results of the Summer Arbitron Ratings Book, we operated the leading Spanish language radio station in the adult 25-54 age group, as measured by audience share, in 10 of the 13 markets where we operated during the summer rating period. Our current strategy is to acquire or develop additional Spanish language radio stations in the leading Hispanic markets.

    We frequently evaluate strategic opportunities, both within and outside our existing line of business, that closely relate to serving the Hispanic market, including opportunities outside of the United States. We expect to pursue additional acquisitions from time to time and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

    Our principal executive offices are located at 3102 Oak Lawn Avenue, Suite 215, Dallas, Texas 75219 and our telephone number at that address is
(214) 525-7700.

                              RECENT DEVELOPMENTS

KSCA ACQUISITION

    On September 17, 1999, we acquired for $118.1 million from Golden West Broadcasters and Jacqueline Autry and Stanley B. Schneider, as co-trustees of the Autry Qualified Interest Trust, the assets of KSCA(FM) serving the Los Angeles market. Before the completion of the acquisition, we had been programming KSCA(FM) since February 5, 1997 under a time brokerage agreement. We previously paid $13.0 million to acquire the option to purchase the assets of KSCA(FM) upon the death of Gene Autry and such payments were subtracted from the purchase price at closing.

PENDING ACQUISITIONS

    On October 15, 1999, we entered into an asset purchase agreement to acquire for $75.0 million from Cox Radio, Inc., the assets of KACE(FM) and KRTO(FM), serving the Los Angeles market. We expect to close this acquisition during the fourth quarter of 1999 or the first quarter of 2000. Immediately after closing, we will convert the stations' programming to a single Spanish language format. Consummation of the purchase is subject to a number of conditions, including approval by the FCC of the transfer of the FCC licenses.

CHANGE OF COMPANY NAME

    Our board of directors and our stockholders recently approved an amendment to our certificate of incorporation to change our name from "Heftel Broadcasting Corporation" to "Hispanic Broadcasting Corporation." The ticker symbol for our Class A common stock remained "HBCCA" following the name change. Furthermore, the change in our name does not affect the validity or transferability of our outstanding securities or affect our capital or corporate structure and our stockholders are not required to exchange any certificates representing any of our securities held by them.

                                  THE OFFERING


Class A common stock offered.................  3,000,000 shares

Class A common stock to be outstanding after
  this offering..............................  40,193,488 shares(1)

Use of proceeds..............................  We intend to use the net proceeds from the offering to repay indebtedness under our
                                               credit agreement, to finance future or
                                               pending acquisitions or other transactions,
                                               advances or investments and for general
                                               corporate purposes.

Risk Factors.................................  See "Risk Factors" beginning on page S-7 for a discussion of factors you should carefully
                                               consider before deciding to invest in our
                                               Class A common stock.

Nasdaq National Market symbol................  HBCCA


------------------------

(1) Excludes 1,413,184 shares of Class A common stock issuable upon exercise of options to purchase shares of the Class A common stock at prices ranging from $16.44 to $76.00 per share and 14,156,470 shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


    The following table presents our summary consolidated financial data for the years ended September 30, 1994, 1995 and 1996, the three months ended
December 31, 1996, and the years ended December 31, 1997 and 1998, which have been derived from our audited consolidated financial statements, and the selected financial data as of and for the nine months ended September 30, 1998 and 1999, which have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited statements from which the selected financial data is derived contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this financial data. The results for the nine months ended September 30, 1999 are not necessarily indicative of results to be achieved for the full fiscal year. All common share and per-common-share amounts have been adjusted retroactively for a two-for-one common stock split effective December 1, 1997.


    Operating income excluding corporate expenses, depreciation and amortization, commonly referred to as "broadcast cash flow," is widely used in the broadcast industry as a measure of a broadcasting company's operating performance. Another measure of operating performance is EBITDA. EBITDA consists of operating income excluding depreciation and amortization. Broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles. These measures should not be considered in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Further, such amounts may not be consistent with similarly titled measures presented by other companies.

                                                                     THREE MONTHS         YEAR ENDED          NINE MONTHS ENDED
                                       YEAR ENDED SEPTEMBER 30,          ENDED           DECEMBER 31,           SEPTEMBER 30,
                                    ------------------------------   DECEMBER 31,    --------------------   ---------------------
                                      1994       1995       1996         1996          1997       1998        1998        1999
                                    --------   --------   --------   -------------   --------   ---------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues......................  $ 27,433   $ 64,160   $ 71,732     $ 18,309      $136,584   $ 164,122   $ 119,945   $ 141,984
Operating expenses................    15,345     43,643     48,896       11,207        82,065      95,784      70,716      78,723
Depreciation and amortization.....     1,906      3,344      5,140        1,747        14,928      21,149      15,071      19,692
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Operating income before corporate
  expenses........................    10,182     17,173     17,696        5,355        39,591      47,189      34,158      43,569
Corporate expenses................     3,454      4,720      5,072          368         4,579       5,451       4,138       4,950
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Operating income..................     6,728     12,453     12,624        4,987        35,012      41,738      30,020      38,619
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Other income (expense):
  Interest income (expense),
    net...........................    (2,997)    (6,389)   (11,034)      (2,841)       (3,541)      2,634       2,889         937
  Income in equity of joint
    venture(a)....................       616         --         --           --            --          --          --          --
  Restructuring charges(b)........        --         --    (29,011)          --            --          --          --          --
  Other, net......................    (1,407)      (428)    (1,671)          18           (82)        252          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
                                      (3,788)    (6,817)   (41,716)      (2,823)       (3,623)      2,886       2,889         937
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Income (loss) before minority
  interest and income tax.........     2,940      5,636    (29,092)       2,164        31,389      44,624      32,909      39,556
Minority interest(a)..............       351      1,167         --           --            --          --          --          --
Income tax........................       100        150         65          100        12,617      17,740      13,657      16,416
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Income (loss) from continuing
  operations......................     2,489      4,319    (29,157)       2,064        18,772      26,884      19,252      23,140
Loss on discontinued operations of
  CRC(b)..........................       285        626      9,988           --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Income (loss) before extraordinary
  item............................     2,204      3,693    (39,145)       2,064        18,772      26,884      19,252      23,140
Extraordinary item--loss on
  retirement of debt..............     1,738         --      7,461           --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Net income (loss).................  $    466   $  3,693   $(46,606)    $  2,064      $ 18,772   $  26,884   $  19,252   $  23,140
                                    ========   ========   ========     ========      ========   =========   =========   =========

                                                                     THREE MONTHS         YEAR ENDED          NINE MONTHS ENDED
                                       YEAR ENDED SEPTEMBER 30,          ENDED           DECEMBER 31,           SEPTEMBER 30,
                                    ------------------------------   DECEMBER 31,    --------------------   ---------------------
                                      1994       1995       1996         1996          1997       1998        1998        1999
                                    --------   --------   --------   -------------   --------   ---------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) per common
  share:
  Basic:
    Continuing operations.........  $   0.25   $   0.21   $  (1.41)    $   0.09      $   0.45   $    0.55   $    0.39   $    0.46
    Discontinued operations.......     (0.03)     (0.03)     (0.49)          --            --          --          --          --
    Extraordinary loss............     (0.19)        --      (0.36)          --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
    Net income (loss).............  $   0.03   $   0.18   $  (2.26)    $   0.09      $   0.45   $    0.55   $    0.39   $    0.46
                                    ========   ========   ========     ========      ========   =========   =========   =========
  Diluted:
    Continuing operations.........  $   0.22   $   0.20   $  (1.41)    $   0.09      $   0.45   $    0.54   $    0.39   $    0.46
    Discontinued operations.......     (0.03)     (0.03)     (0.49)          --            --          --          --          --
    Extraordinary loss............     (0.16)        --      (0.36)          --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
    Net income (loss).............  $   0.03   $   0.17   $  (2.26)    $   0.09      $   0.45   $    0.54   $    0.39   $    0.46
                                    ========   ========   ========     ========      ========   =========   =========   =========
Weighted average common shares
  outstanding:
  Basic...........................     9,137     20,021     20,590       23,095        41,671      49,021      48,918      50,178
  Diluted.........................    10,769     21,611     20,590       23,095        41,792      49,348      49,230      50,792

STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in)
  operating activities............  $    766   $  6,280   $(20,099)    $  2,607      $ 43,792   $  56,985   $  41,299   $  48,229
Net cash used in investing
  activities......................    (9,099)   (42,013)   (28,480)        (798)      (23,019)   (246,326)   (241,253)   (221,567)
Net cash provided by (used in)
  financing activities............    17,305     30,918     48,306       (2,153)      (19,008)    193,081     206,499     171,670

OTHER OPERATING DATA:
Broadcast cash flow...............  $ 12,088   $ 20,517   $ 22,836     $  7,102      $ 54,519   $  68,338   $  49,229   $  63,261
EBITDA............................     8,634     15,797     17,764        6,734        49,940      62,887      45,091      58,311

                                                                  SEPTEMBER 30,
                                                                1998        1999
                                                              ---------   ---------
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.............................................  $  16,832   $  15,536
Net intangible assets.......................................    648,493     853,085
Total assets................................................    750,431     952,930
Long-term debt, less current portion........................     14,779      52,436
Stockholders' equity........................................    615,029     766,538

------------------------------

(a) Effective August 20, 1994, we began accounting for our 49.0% interest in Viva Media on a consolidated basis. Accordingly, Viva Media's results of operations are included in the consolidated financial statements commencing August 20, 1994. We acquired the remaining 51.0% of Viva Media on
    September 7, 1995. Prior to August 20, 1994, the results of operations of Viva Media were accounted for using the equity method of accounting.

(b) See Note 4 to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 1998.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN OUR CLASS A COMMON STOCK.

POTENTIAL RISKS TO INVESTORS DUE TO OUR CONCENTRATION OF CASH FLOW FROM LOS
  ANGELES STATIONS

    Broadcast cash flow generated by our Los Angeles stations accounts for a large percentage of our broadcast cash flow. For the nine months ended
September 30, 1999, broadcast cash flow generated by our Los Angeles stations accounted for approximately 44.5% of our aggregate broadcast cash flow. We intend to increase our presence in Los Angeles. On October 15, 1999, we entered into an agreement to acquire two additional radio stations in the Los Angeles market for $75.0 million. This acquisition is expected to close in the fourth quarter of 1999 or the first quarter of 2000. We will continue to look for additional opportunities in Los Angeles. Increased competition for advertising dollars with other radio stations and communications media in the Los Angeles metropolitan area, both generally and relative to the broadcasting industry, increased competition from a new format competitor and other competitive and economic factors could cause a decline in revenue from our Los Angeles stations. A significant decline in the revenue of the Los Angeles stations could have a material adverse effect on our financial performance.

POTENTIAL RISKS TO INVESTORS DUE TO OUR RELATIONSHIP WITH CLEAR CHANNEL

    THE CLASS VOTE OF OUR CLASS B COMMON STOCK MAY LIMIT OUR ACTIVITIES. Clear Channel Communications, Inc. currently does not own shares of Class A common stock and therefore is not entitled to vote in the election of our directors. However, Clear Channel does own all of the outstanding shares of our Class B common stock, which has class voting rights over certain of our actions. As a result, we may not take any of the following actions without the approval of Clear Channel:

    - the sale of all or substantially all of our assets;

    - any merger or consolidation where our stockholders immediately prior to the transaction would not own at least 50% of the capital stock of the surviving entity;

    - our reclassification, capitalization, dissolution or liquidation;

    - our issuance of any shares of preferred stock;

    - the amendment of our certificate of incorporation in a manner that adversely affects the rights of the holders of the Class B common stock;

    - the declaration or payment of any non-cash dividends on any class of our common stock; or

    - any amendment to our certificate of incorporation concerning our capital stock.

    These provisions could have the effect of delaying or preventing a change in control, which could deprive our stockholders of the opportunity to receive a premium for their shares. These provisions could also make us less attractive to a potential acquirer and could result in holders of Class A common stock receiving less consideration upon a sale of their shares than might otherwise be available in the event of a takeover attempt.

    Shares of Class B common stock are convertible into shares of Class A common stock, subject to any necessary regulatory consents. Clear Channel would own approximately 27.6% of our Class A common stock if the Class B common stock that it held on November 12, 1999 would have been converted on that date. Because of the FCC's multiple ownership rules which limit the number of radio stations that a company may own or have an attributable interest in in a single market, Clear Channel may not presently convert all of its shares of Class B common stock into shares of Class A common stock. However, the shares of Class B common stock would automatically convert into Class A common stock if Clear Channel sold the shares to another person.

    SALES OF COMMON STOCK BY CLEAR CHANNEL MAY AFFECT OUR STOCK PRICE. Clear Channel owns a significant percentage of our common stock. Any direct or indirect sales of our stock by Clear Channel could have a material adverse effect on our stock price and could impair our ability to raise money in the equity markets.

    POTENTIAL CONFLICTS OF INTEREST BETWEEN US AND CLEAR CHANNEL. The nature of our business and the business of Clear Channel gives rise to potential conflicts of interest between us. Each of us is engaged in the radio broadcasting business in numerous markets. As a result, in those markets in which our radio broadcasting businesses overlap, we compete with each other for advertising revenues. Clear Channel's television and outdoor advertising operations also compete with our radio broadcasting business for advertising dollars in overlapping markets. In addition, conflicts could arise with respect to transactions involving the purchase or sale of radio broadcasting companies, particularly Spanish language radio broadcasting companies, the issuance of additional equity securities or our payment of dividends. For instance, Clear Channel currently owns a 40% equity interest in Grupo Acir
Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico. In addition, following its pending merger with AMFM Inc., as described below, Clear Channel will own a non-voting equity interest in Z-Spanish Media Corporation, the fourth largest Spanish radio operator in the United States.

    Except as discussed below in connection with Clear Channel's pending merger with AMFM, Clear Channel has advised us that it does not currently intend to directly engage in the Spanish language radio broadcasting business in the United States, although it currently does so indirectly through its ownership of our shares. However, circumstances could arise that would cause Clear Channel to directly or indirectly engage in the domestic Spanish language broadcasting business. For example, opportunities could arise which require greater financial resources than those available to us or which are located in areas in which we do not intend to operate. Thus, although Clear Channel has indicated that it has no current intention to directly engage in the domestic Spanish language broadcasting business, we cannot guarantee that Clear Channel will not do so in the future. In addition, Clear Channel may from time to time acquire domestic Spanish language radio broadcasting companies or an interest in such companies, individually or as part of a larger group, and thereafter directly or indirectly engage in the domestic Spanish language radio broadcasting business. For instance, Clear Channel has entered into an agreement to engage in a merger with AMFM, after which AMFM would be a wholly owned subsidiary of Clear Channel. AMFM currently owns a non-voting equity position in Z-Spanish, and, thus, Clear Channel will indirectly own such equity interest in Z-Spanish following the AMFM merger. Also, AMFM owns and operates stations which broadcast in a Spanish language format. Such acquisitions and equity positions could cause Clear Channel to directly or indirectly compete with our business in the future, which could adversely affect us.

SIGNIFICANT CONTROL BY THE TICHENOR FAMILY MAY AFFECT OUR FUTURE ACTIONS

    As of November 12, 1999, McHenry Tichenor, Jr., our Chief Executive Officer, and certain members of his family held voting control over approximately 19.0% of the shares of our Class A common stock. Since these shares are subject to a voting agreement, the Tichenor family can exert significant influence over the election of our board of directors and other management decisions. The ownership and control of us by the Tichenor family could have the effect of delaying or preventing our sale, possibly depriving stockholders of the opportunity to receive a premium for their shares. This control by the Tichenor family could make us less attractive to a potential acquiror and could result in holders of our Class A common stock receiving less consideration upon a sale of their shares than might otherwise be available in the event of a takeover attempt.

DEPENDENCE ON KEY PERSONNEL

    Our business is dependent upon the performance of certain key employees, including our chief executive officer, chief financial officer and chief operating officer. We also employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with our chief executive officer, key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that such key personnel will remain with us or will retain their audiences.

EXTENSIVE GOVERNMENT REGULATION OF BROADCASTING MAY LIMIT OUR OPERATIONS

    BROADCASTING. The federal government extensively regulates the domestic radio broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. All issuances, renewals, assignments and transfers of control of radio broadcasting station operating licenses require the approval of the FCC. In addition, the federal communications laws limit the number of radio broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits and created significant new opportunities for broadcasting companies, it also created uncertainty about how the FCC would implement these laws. The federal communications laws also limit the number of radio stations a company may own or control in markets where the company also owns or controls one or more television stations. Following recent revisions to these rules, the FCC currently permits a company to own or control more than one radio station in a market in which the company also owns or controls one or more television stations, depending on the number of independent voices existing in the market.

    The FCC has been more aggressive in independently examining issues of market concentration when considering radio station acquisitions. The FCC has delayed its approval of several pending radio station purchases by various parties because of market concentration concerns. Moreover, in recent months the FCC has followed an informal policy of giving specific public notice of its intention to conduct additional ownership concentration analysis and soliciting public comment on the issue of concentration and its effect on competition and diversity with respect to certain applications for consent to radio station acquisitions.

    Our radio broadcasting business will depend upon maintaining broadcasting licenses issued by the FCC. The FCC issues these licenses for a maximum term of eight years. Although the FCC rarely denies a renewal application, the FCC may not approve our future renewal applications or may impose conditions on such renewals that could adversely affect our operations. Moreover, governmental regulations and policies may change over time, and these changes may have a material impact upon us.

    ANTITRUST. Additional acquisitions by us of radio stations will require antitrust review by the federal antitrust agencies. Following the passage of the Telecommunications Act of 1996, the Justice Department has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The Justice Department has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. We can give no assurances that the Justice Department or the Federal Trade Commission will not seek to bar us from acquiring additional radio stations in any market where we already have a significant position.

    Clear Channel entered into its merger agreement with AMFM on October 2, 1999, and upon completion of the merger, AMFM will become a wholly owned subsidiary of Clear Channel. It has been reported that in order to obtain the necessary regulatory approvals from the FCC and the antitrust authorities, Clear Channel and AMFM will be required to divest a significant number of radio stations. We and numerous other persons submitted bids on November 7, 1999, for a number of these stations. We do not know whether we will be successful in our bid, since many other persons, including some with substantially greater resources than ours, have also submitted bids to acquire these stations.

In addition, although we believe it is unlikely, it is possible that the Justice Department may determine that it is not acceptable under its cross ownership policies for us to acquire any of the stations to be divested by Clear Channel or AMFM, even if Clear Channel selected us as the winning bidder for any of these stations. Accordingly, Clear Channel's ownership interest in us could impact our ability to purchase these stations.

    ENVIRONMENTAL. As the owner or operator of various real properties and facilities, we must comply with various federal, state and local environmental laws and regulations. Historically, we have not incurred significant expenditures to comply with these laws, but additional environmental laws passed in the future or a finding of a violation of existing laws could require us to make significant expenditures.

OUR ACQUISITION STRATEGY COULD POSE RISKS

    OPERATIONAL AND OTHER RISKS OF AN EXPANDING PORTFOLIO. We intend to grow through the acquisition of radio stations and other assets that we believe will complement our existing portfolio. Our acquisition strategy involves numerous risks, including:

    - certain of such acquisitions may prove unprofitable and fail to generate anticipated cash flows;

    - to successfully manage a portfolio of radio broadcasting properties, we may need to recruit additional senior management and expand corporate infrastructure;

    - we may encounter difficulties in the integration of operations and systems;

    - management's attention may be diverted from other business concerns; and

    - we may lose key employees of acquired companies or stations.

    We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

    We continue to explore international opportunities. If we make one or more international acquisitions, we will face new risks that we do not face in the United States, such as exchange ratio risks, foreign ownership restrictions, foreign taxation, restrictions on withdrawal of foreign investments and earnings, possible expropriation and other risks.

    THE CAPITAL REQUIREMENTS NECESSARY FOR ADDITIONAL ACQUISITIONS MAY NOT BE AVAILABLE. We will face stiff competition from other companies for acquisition opportunities. If the prices sought by sellers of existing radio stations continue to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing. We can give no assurance that either we will obtain the needed financing or that we will obtain such financing on attractive terms. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing or the issuance of our shares in connection with an acquisition would result in dilution in ownership interest to our stockholders. We may not have sufficient capital resources to complete acquisitions.

    WE MUST SUCCESSFULLY IMPLEMENT OUR STRATEGY TO CONVERT TO A SPANISH LANGUAGE FORMAT. Part of our strategy is to acquire radio stations with an English language format and convert these stations to a Spanish language format. This conversion process is currently under way in New York, San Diego, Dallas, Phoenix and Las Vegas. Once we complete our acquisition of two additional stations in the Los Angeles market, we will convert these stations into a Spanish language format. In addition, we anticipate that any stations acquired from Clear Channel or AMFM would be converted to Spanish language formats. This conversion strategy requires a heavy initial investment of both financial and management resources. We typically incur losses for a period of time after a format change because of the time required to build up ratings and station loyalty. We can give no assurance that this strategy will be successful in any given market, notwithstanding that we may incur substantial costs and losses in implementing this part of our strategy.

WE FACE INTENSE COMPETITION

    Radio broadcasting is a highly competitive business. We may not be able to maintain or increase our current audience ratings and advertising revenues. Our radio stations compete for audiences and advertising revenues with other radio stations, television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, and direct mail, within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Other variables that could affect our financial performance include:

    - economic conditions, both general and relative to the broadcasting industry;

    - shifts in population and other demographics;

    - the level of competition for advertising dollars;

    - fluctuations in operating costs;

    - technological changes and innovations;

    - changes in labor conditions; and

    - changes in governmental regulations and policies and actions of federal regulatory bodies.

NEW TECHNOLOGIES MAY AFFECT OUR BROADCASTING OPERATIONS

    We are unable to predict the effect new technologies will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial. The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts.

OUR SYSTEM MUST BE YEAR 2000 COMPLIANT

    We are exposed to the risk that the year 2000 issue could cause system failures or miscalculations in our broadcast locations which could cause disruptions of our operations, including, among other things, a temporary inability to produce broadcast signals, process financial transactions or engage in similar normal business activities. As a result, we have modified or replaced portions of our software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. We presently believe that with modifications or replacements of existing software and certain hardware, the year 2000 issue can be mitigated. To date, the amounts incurred and expensed for developing and carrying out the plans to complete the year 2000 modifications have not had a material effect on our operations. We substantially completed the year 2000 modifications, including testing, by September 30, 1999. Any remaining costs for addressing the year 2000 issue are not expected to be material to our operations.

    In addition, the possibility of interruption exists in the event that the information systems of our significant vendors are not year 2000 compliant. The inability of our vendors to complete their year 2000 resolution process in a timely fashion could materially impact us. The effect of non-compliance by such vendors is not determinable. In addition, disruptions in the economy generally resulting from the year 2000 issues could also materially adversely affect us. We could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

                                 CAPITALIZATION


    The following table sets forth, as of September 30, 1999, our actual capitalization, and our capitalization as adjusted to reflect the sale of the 3,000,000 shares of Class A common stock offered by us through this prospectus supplement.



                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(1)
                                                              --------   --------------
                                                               (DOLLARS IN THOUSANDS)
Current portion of long-term debt...........................  $    125     $      125
                                                              ========     ==========

Long-term debt:
    Notes payable...........................................  $ 51,037     $       37
    Other non-current obligations...........................     1,399          1,399
                                                              --------     ----------
      Total long-term debt..................................    52,436          1,436
                                                              --------     ----------

Stockholders' equity:
    Preferred Stock, $0.001 par value, 5,000,000 shares
      authorized, none issued and outstanding actual and as
      adjusted..............................................        --             --
    Class A common stock, $0.001 par value, 100,000,000
      shares authorized, 37,193,488 shares issued and
      outstanding (40,193,488 shares as adjusted)...........        37             40
    Class B common stock, $0.001 par value, 50,000,000
      shares authorized, 14,156,470 issued and
      outstanding...........................................        14             14
    Additional paid-in capital..............................   786,115      1,030,962
    Accumulated deficit.....................................   (19,628)       (19,628)
                                                              --------     ----------
    Total stockholders' equity..............................   766,538      1,011,388
                                                              --------     ----------
      Total capitalization..................................  $818,974     $1,012,824
                                                              ========     ==========


------------------------


(1) As adjusted to give effect to this offering of Class A common stock and the application of the net proceeds of approximately $244.9 million.


                                USE OF PROCEEDS


    We estimate that we will receive net proceeds of approximately $244.9 million from the sale of the 3,000,000 shares of Class A common stock offered by this prospectus supplement. We will use the net proceeds to repay borrowings outstanding under our $297.0 million revolving credit agreement, to finance future or pending acquisitions or other transactions, advances or investments and for general corporate purposes. As of September 30, 1999, $51.0 million in borrowings were outstanding under our credit agreement. The average interest rate for borrowings under our credit agreement as of November 15, 1999 was 5.81%. Upon repayment of our borrowings, the amount repaid will become available to us for reborrowing under the credit agreement for general corporate purposes, including working capital and possible acquisitions of additional broadcast properties. Borrowings under our credit agreement bear interest at a floating rate based on either (i) the London Interbank Offered Rate for deposits in United States dollars, or (ii) the higher of the agent bank's prime rate plus an incremental rate or the federal funds rate plus an incremental rate. The commitment under our credit agreement began to reduce on a quarterly basis on September 30, 1999, and must be reduced to zero by December 31, 2004. Currently, $257.0 million is available for borrowing under our credit facility. The purchase price of, and the debt assumed in, future acquisitions are expected to be financed from borrowing under our credit agreement, other debt and equity financings and cash flow from operations. We regularly review potential acquisitions of radio stations and other assets both within and outside our existing line of business.


                      PRICE RANGE OF CLASS A COMMON STOCK


    Our Class A common stock is listed on The Nasdaq National Market under the symbol "HBCCA." The following table sets forth, for the periods indicated, the high and low closing sale prices per share (as adjusted for all stock splits to date) as reported on The Nasdaq National Market.



                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR 1997:
    First Quarter...........................................   $23.31     $15.88
    Second Quarter..........................................    27.75      22.13
    Third Quarter...........................................    38.06      27.00
    Fourth Quarter..........................................    46.75      32.50
FISCAL YEAR 1998:
    First Quarter...........................................    50.88      40.38
    Second Quarter..........................................    45.50      34.88
    Third Quarter...........................................    42.81      30.00
    Fourth Quarter..........................................    49.25      31.25
FISCAL YEAR 1999:
    First Quarter...........................................    48.88      41.25
    Second Quarter..........................................    75.88      43.25
    Third Quarter...........................................    87.47      66.50
    Fourth Quarter (through November 18, 1999)..............    91.78      76.94



    On November 18, 1999, the closing price of our Class A common stock was $85.75 per share. We urge investors to obtain current market quotations before making any decision with respect to an investment in the Class A common stock.


    As of November 12, 1999, there were approximately 140 stockholders of record of our Class A common stock. However, we believe that the number of beneficial owners is greater.

                                DIVIDEND POLICY

    We have never paid a cash dividend on our Class A common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the growth of our business. The payment of cash dividends on our capital stock is restricted by our credit agreement.

                         SELECTED FINANCIAL INFORMATION


    The following table presents our summary consolidated financial data as of and for the years ended September 30, 1994, 1995 and 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998 which have been derived from our audited consolidated financial statements, and the selected financial data as of and for the nine months ended September 30, 1998 and 1999, which have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited statements from which the selected financial data is derived contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this financial data. The results for the nine months ended September 30, 1999 are not necessarily indicative of results to be achieved for the full fiscal year.


                                                                                                                 NINE MONTHS
                                              YEAR ENDED             THREE MONTHS         YEAR ENDED                ENDED
                                            SEPTEMBER 30,                ENDED           DECEMBER 31,           SEPTEMBER 30,
                                    ------------------------------   DECEMBER 31,    --------------------   ---------------------
                                      1994       1995       1996         1996          1997       1998        1998        1999
                                    --------   --------   --------   -------------   --------   ---------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues......................  $ 27,433   $ 64,160   $ 71,732     $ 18,309      $136,584   $ 164,122   $ 119,945   $ 141,984
Operating expenses................    15,345     43,643     48,896       11,207        82,065      95,784      70,716      78,723
Depreciation and amortization.....     1,906      3,344      5,140        1,747        14,928      21,149      15,071      19,692
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Operating income before corporate
  expenses........................    10,182     17,173     17,696        5,355        39,591      47,189      34,158      43,569
Corporate expenses................     3,454      4,720      5,072          368         4,579       5,451       4,138       4,950
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Operating income..................     6,728     12,453     12,624        4,987        35,012      41,738      30,020      38,619
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Other income (expense):
  Interest income (expense),
    net...........................    (2,997)    (6,389)   (11,034)      (2,841)       (3,541)      2,634       2,889         937
  Income in equity of joint
    venture(a)....................       616         --         --           --            --          --          --          --
  Restructuring charges(b)........        --         --    (29,011)          --            --          --          --          --
  Other, net......................    (1,407)      (428)    (1,671)          18           (82)        252          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
                                      (3,788)    (6,817)   (41,716)      (2,823)       (3,623)      2,886       2,889         937
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Income (loss) before minority
  interest and income tax.........     2,940      5,636    (29,092)       2,164        31,389      44,624      32,909      39,556
Minority interest(a)..............       351      1,167         --           --            --          --          --          --
Income tax........................       100        150         65          100        12,617      17,740      13,657      16,416
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Income (loss) from continuing
  operations......................     2,489      4,319    (29,157)       2,064        18,772      26,884      19,252      23,140
Loss on discontinued operations of
  CRC(b)..........................       285        626      9,988           --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Income (loss) before extraordinary
  item............................     2,204      3,693    (39,145)       2,064        18,772      26,884      19,252      23,140
Extraordinary item--loss on
  retirement of debt..............     1,738         --      7,461           --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
Net income (loss).................  $    466   $  3,693   $(46,606)    $  2,064      $ 18,772   $  26,884   $  19,252   $  23,140
                                    ========   ========   ========     ========      ========   =========   =========   =========
Net income (loss) per common
  share(c):
  Basic:
    Continuing operations.........  $   0.25   $   0.21   $  (1.41)    $   0.09      $   0.45   $    0.55   $    0.39   $    0.46
    Discontinued operations.......     (0.03)     (0.03)     (0.49)          --            --          --          --          --
    Extraordinary loss............     (0.19)        --      (0.36)          --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
    Net income (loss).............  $   0.03   $   0.18   $  (2.26)    $   0.09      $   0.45   $    0.55   $    0.39   $    0.46
                                    ========   ========   ========     ========      ========   =========   =========   =========
  Diluted:
    Continuing operations.........  $   0.22   $   0.20   $  (1.41)    $   0.09      $   0.45   $    0.54   $    0.39   $    0.46
    Discontinued operations.......     (0.03)     (0.03)     (0.49)          --            --          --          --          --
    Extraordinary loss............     (0.16)        --      (0.36)          --            --          --          --          --
                                    --------   --------   --------     --------      --------   ---------   ---------   ---------
    Net income (loss).............  $   0.03   $   0.17   $  (2.26)    $   0.09      $   0.45   $    0.54   $    0.39   $    0.46
                                    ========   ========   ========     ========      ========   =========   =========   =========
Weighted average common shares
  outstanding:
  Basic...........................     9,137     20,021     20,590       23,095        41,671      49,021      48,918      50,178
  Diluted.........................    10,769     21,611     20,590       23,095        41,792      49,348      49,230      50,792

                                                                                                                 NINE MONTHS
                                              YEAR ENDED             THREE MONTHS         YEAR ENDED                ENDED
                                            SEPTEMBER 30,                ENDED           DECEMBER 31,           SEPTEMBER 30,
                                    ------------------------------   DECEMBER 31,    --------------------   ---------------------
                                      1994       1995       1996         1996          1997       1998        1998        1999
                                    --------   --------   --------   -------------   --------   ---------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in)
  operating activities............  $    766   $  6,280   $(20,099)    $  2,607      $ 43,792   $  56,985   $  41,299   $  48,229
Net cash used in investing
  activities......................    (9,099)   (42,013)   (28,480)        (798)      (23,019)   (246,326)   (241,253)   (221,567)
Net cash provided by (used in)
  financing activities............    17,305     30,918     48,306       (2,153)      (19,008)    193,081     206,499     171,670

OTHER OPERATING DATA:
Broadcast cash flow(d)............  $ 12,088   $ 20,517   $ 22,836     $  7,102      $ 54,519   $  68,338   $  49,229   $  63,261
EBITDA(d).........................     8,634     15,797     17,764        6,734        49,940      62,887      45,091      58,311

BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital...................  $ 18,366   $ 14,967   $  7,168     $  8,429      $ 10,970   $  17,168   $  16,832   $  15,536
Net intangible assets.............    70,528    109,253    121,742      120,592       423,530     646,200     648,493     853,085
Total assets......................   113,353    151,637    165,751      163,725       512,249     746,689     750,431     952,930
Long-term debt, less current
  portion.........................    59,898     97,516    137,659      135,504        14,122       1,547      14,779      52,436
Stockholders' equity..............    44,436     43,581     12,101       14,166       389,960     622,621     615,029     766,538

------------------------------

(a) Effective August 20, 1994, we began accounting for our 49.0% interest in Viva Media on a consolidated basis. Accordingly, Viva Media's results of operations are included in the consolidated financial statements commencing August 20, 1994. We acquired the remaining 51.0% of Viva Media on
    September 7, 1995. Prior to August 20, 1994, the results of operations of Viva Media were accounted for using the equity method of accounting.

(b) See Note 4 to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 1998.

(c) All common share and per-common-share amounts have been adjusted retroactively for a two-for-one common stock split effective December 1, 1997.

(d) Operating income excluding corporate expenses, depreciation and amortization, commonly referred to as "broadcast cash flow," is widely used in the broadcast industry as a measure of a broadcasting company's operating performance. Another measure of operating performance is EBITDA. EBITDA consists of operating income excluding depreciation and amortization. Broadcast cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles. These measures should not be considered in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Further, such amounts may not be consistent with similarly titled measures presented by other companies.

                                    BUSINESS

    We were incorporated under the laws of the State of Delaware in 1992. Our principal executive offices are located at 3102 Oak Lawn Avenue, Suite 215, Dallas, Texas 75219 and our telephone number at that address is (214) 525-7700.

RADIO STATIONS

    The following table sets forth certain information regarding the radio stations that we owned or programmed, or for which we sold airtime, as of November 12, 1999:

 RANKING OF MARKET BY
HISPANIC POPULATION (a)                  MARKET                     AM             FM           TOTAL
-----------------------       ----------------------------       --------       --------       --------
                                                                            NO. OF STATIONS
           1                  Los Angeles                            1              2(b)           3
           2                  New York                               1              1              2
           3                  Miami                                  2              2              4
           4                  San Francisco/San Jose                 0              2              2
           5                  Chicago                                2              1              3
           6                  Houston                                2              5(c)           7
           7                  San Antonio                            2              2              4
           8                  Dallas/Fort Worth                      2              5              7
           9                  McAllen/Brownsville/Harlingen          1              2              3
          10                  San Diego                              0              2              2
          11                  El Paso                                2              1              3
          12                  Phoenix                                0              1(c)           1
          26                  Las Vegas                              1              1              2
                                                                    --            ---             --
                              Total                                 16             27             43

------------------------


(a) Ranking of the principal radio markets served by our station(s) among all U.S. radio markets by Hispanic population as reported by Strategy Research Corporation 1998 U.S. Hispanic Market Study.


(b) Does not reflect a pending acquisition of two FM stations in the Los Angeles market, KACE(FM) and KRTO(FM), pursuant to an asset purchase agreement that we expect to close in the fourth quarter of 1999 or the first quarter of 2000, subject to receipt of FCC approvals and other conditions.

(c) Does not reflect our agreement to exchange the assets of KRTX(FM), serving Houston, for the assets of KLNZ(FM), owned by Z-Spanish Media Corporation serving Phoenix, pursuant to our agreement with Z-Spanish, which is now in arbitration.

SPANISH LANGUAGE RADIO INDUSTRY

    Due to differences in origin, Hispanics are not a homogeneous group. The music, culture, customs and Spanish dialects vary from one radio market to another. Consequently, we program our stations in a manner responsive to the local preferences of the target demographic audience in each of the markets they serve. A well-researched mix of music and on-air programming at an individual station can attract a wide audience targeted by Spanish language advertisers. Programming is continuously monitored to maintain its quality and relevance to the target audience. Most music formats are primarily variations of Regional Mexican, Tropical, Tejano and Contemporary music styles. The local program director will select music from the various music styles that best reflect the music preferences of the local Hispanic audiences.

                                  UNDERWRITING

    We intend to offer our Class A common stock through the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement we have entered into with the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of Class A common stock set forth opposite its name below.


                                                                    NUMBER
UNDERWRITER                                                       OF SHARES
-----------                                                   ------------------
Deutsche Bank Securities Inc................................             690,000
Credit Suisse First Boston Corporation......................             630,000
Banc of America Securities LLC..............................             570,000
Salomon Smith Barney Inc....................................             570,000
Thomas Weisel Partners LLC..................................             150,000
Schroder & Co. Inc..........................................             120,000
BancBoston Robertson Stephens Inc...........................              90,000
ING Barings LLC.............................................              90,000
PaineWebber Incorporated....................................              90,000
                                                              ------------------
    Total...................................................           3,000,000
                                                              ==================


    In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A common stock being sold pursuant to the underwriting agreement if any of the shares of Class A common stock being sold under the terms of such agreement are purchased. In a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The shares of Class A common stock have been approved for listing on The Nasdaq National Market subject to official notice of issuance, under the symbol "HBCCA".

COMMISSIONS AND DISCOUNTS


    The underwriters propose initially to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $1.95 per share of Class A common stock. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share of Class A common stock on sales to certain other dealers. After the initial public offering of the shares sold by this prospectus supplement, the public offering price, concession and discount may change.



    The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option to purchase up to 450,000 additional shares of Class A common stock.



                                          PER SHARE   WITHOUT OPTION   WITH OPTION
                                          ---------   --------------   ------------
Public offering price...................   $85.00      $255,000,000    $293,250,000
Underwriting discount...................   $ 3.30      $  9,900,000    $ 11,385,000
Proceeds, before expenses, to Hispanic
  Broadcasting..........................   $81.70      $245,100,000    $281,865,000


    We will pay a portion of the expenses of the offering, exclusive of the underwriting discount. We estimate that our out-of-pocket expenses for this offering will be approximately $250,000.

OVER-ALLOTMENT OPTION


    We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 450,000 additional shares of our Class A common stock at the public offering price less the underwriting discounts and commissions previously described. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the over-allotment that the number of shares of Class A common stock to be purchased by it shown in the above table bears to 3,000,000, and we will be obligated, pursuant to the option, to sell such shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of Class A common stock offered pursuant to this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our Class A common stock proportionate to such underwriter's initial amount reflected in the foregoing table.


LOCK-UP


    We, our executive officers and certain members of the Tichenor family have agreed that for a period of 30 days after the date of this prospectus supplement, that we will not offer, sell, contract to sell, announce our intention to offer, sell, contract to sell, loan, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, (a) any shares of our Class A common stock, (b) any options or warrants to purchase any shares of our Class A common stock or (c) any securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock. Certain gifts, transfers to trusts, and distributions to partners or shareholders of a stockholder are permitted where the transferee agrees to be similarly bound. Transfers may also be made where Deutsche Bank Securities Inc., on behalf of the underwriters, consents in advance.


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of our Class A common stock offered by this prospectus supplement is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our Class A common stock. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of our Class A common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock.

    If the underwriters create a short position in our Class A common stock in connection with the offering, that is, if they sell more shares of our Class A common stock than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing our

Class A common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The underwriters may also engage in a penalty bid, which permits the underwriters to reclaim a selling concession from a syndicate member when the shares of Class A common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our Class A common stock to the extent that it discourages resales of our Class A common stock.

    Neither any of the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither any of the underwriters nor we make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

CERTAIN RELATIONSHIPS AND ARRANGEMENTS


    The underwriters and their respective affiliates have been and may be customers of, lenders to, engage in transactions with, and perform services for us and our affiliates in the ordinary course of business.


    Ernesto Cruz, one of our directors, is a managing director of Credit Suisse First Boston Corporation, one of the underwriters.

    Thomas Weisel Partners LLC, one of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 87 filed public offerings of equity securities, of which 64 have been completed, and has acted as a syndicate member in an additional 45 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at HTTP://WWW.SEC.GOV. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006, on which our Class A common stock is listed. Please note that we recently changed our name from Heftel Broadcasting Corporation to Hispanic Broadcasting Corporation and that certain of our reports, statements, or other information incorporated by reference into this prospectus supplement and accompanying prospectus were filed under the old name.

                                 LEGAL OPINIONS

    The validity of the shares of Class A common stock offered by this prospectus supplement will be passed upon for us by our special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas, and for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Hispanic Broadcasting Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997 incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Hispanic Broadcasting Corporation for the three months ended December 31, 1996 and the year ended September 30, 1996 appearing in Hispanic Broadcasting Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Multicultural Radio Broadcasting, Inc. for the year ended December 31, 1997 included in the Current Report on Form 8-K/A of Hispanic Broadcasting Corporation filed July 31, 1998 and incorporated by reference herein have been incorporated by reference herein in reliance upon the report of Wiss & Company, LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                 $1,500,000,000
                       HISPANIC BROADCASTING CORPORATION
                   (FORMERLY HEFTEL BROADCASTING CORPORATION)
                              HBC CAPITAL TRUST I
                              HBC CAPITAL TRUST II

    We will offer and sell, from time to time, in one or more offerings, the debt and equity securities described in this prospectus. The total offering price of these securities, in the aggregate, will not exceed $1.5 billion. We will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the supplements before deciding to invest in these securities.

HISPANIC BROADCASTING CORPORATION

    We will offer and sell, from time to time, in one or more offerings:

    - Class A common stock                                          - warrants
    - debt securities                                               - stock purchase contracts
    - junior subordinated debt securities                           - stock purchase units
    - preferred stock                                               - guarantees

    The stock purchase contracts will require a purchaser to buy a specific amount of common stock or preferred stock, and they will obligate Hispanic Broadcasting to pay specific fees to the purchasers. The stock purchase units will include these stock purchase contracts and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities issued by HBC Capital Trusts I and II. The guarantees will be Hispanic Broadcasting's full, unconditional guarantees of the HBC Trusts' obligation to distribute specific amounts of cash to the holders of HBC Trust preferred securities.

THE HBC TRUSTS

    The HBC Capital Trusts I and II are each Delaware business trusts that will offer and sell preferred securities, from time to time in one or more offerings. Each HBC Trust will use all of the proceeds from the sale of its preferred securities to buy junior subordinated debt securities of Hispanic Broadcasting. The HBC Trusts will receive cash payments from the junior subordinated debt securities, and each trust will distribute these payments to the holders of its preferred and common securities. Hispanic Broadcasting will own all of the common securities of the HBC Trusts.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 6.

    Concurrently with the filing of this prospectus, we are filing a prospectus under Rule 415 of the Securities Act of 1933, offering up to 525,000 shares of Class A common stock to be sold from time to time by named selling stockholders. Sales under this prospectus are not contingent upon the completion of sales by any selling stockholder.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 28, 1999.

                                EXPLANATORY NOTE

    When we refer to Hispanic Broadcasting in this prospectus, we are referring to Hispanic Broadcasting Corporation. When we refer to the HBC Trusts in this prospectus, we are referring to the HBC Capital Trusts. When the word "we" "our" or "us" is used in this prospectus, we are referring to both Hispanic Broadcasting and the HBC Trusts together. Hispanic Broadcasting recently changed its name from Heftel Broadcasting Corporation to Hispanic Broadcasting Corporation, and the names of the capital trusts were changed from Heftel Capital Trust I and II to HBC Capital Trust I and II.

                      WHERE YOU CAN FIND MORE INFORMATION

    Hispanic Broadcasting files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information Hispanic Broadcasting files with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W. 20549), New York, New York (7 World Trade Center, Suite 1300 10048) and Chicago, Illinois (500 West Madison Street, Suite 1400 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Hispanic Broadcasting's filings are also available to the public on the internet, through a database maintained by the SEC at HTTP://WWW.SEC.GOV. In addition, you can inspect and copy reports, proxy statements and other information concerning Hispanic Broadcasting at the offices of the Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006, on which Hispanic Broadcasting's Class A common stock (symbol:
"HBCCA") is listed. Please note that Hispanic Broadcasting recently changed its name from Heftel Broadcasting Corporation to Hispanic Broadcasting Corporation and that certain of Hispanic Broadcasting's reports, statements, or other information incorporated by reference into this prospectus were filed under the old name.

    We filed a registration statement on Form S-3 to register with the SEC the shares offered by this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later.

    We incorporate by reference the documents listed below:

    1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    3.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

    4.  Current Report on Form 8-K filed on October 15, 1999.

    5.  Current Report on Form 8-K filed on October 7, 1999.

    6.  Current Report on Form 8-K filed on May 28, 1999.

    7.  Current Report on Form 8-K filed on May 13, 1999.

    8.  Current Report on Form 8-K filed on April 20, 1999.

    9. Current Report on Form 8-K filed on June 4, 1998, as amended by Form 8-K/A filed on July 31, 1998.

    We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all the securities we offer with this prospectus.

    You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Corporate Secretary, Hispanic Broadcasting Corporation, 3102 Oak Lawn Ave., Suite 215, Dallas, Texas 75219 (telephone (214) 525-7700).

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $1.5 billion.

    This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

    This prospectus does not contain separate financial statements for the HBC Trusts. We do not believe these financial statements would be useful since each trust is a direct or indirect wholly-owned subsidiary of Hispanic Broadcasting, and we file consolidated financial information under the Exchange Act. The HBC Trusts will not have any independent function other than to issue common and preferred securities and to purchase junior subordinated debt securities of Hispanic Broadcasting. We will provide a full, unconditional guarantee of each trust's obligations under their respective common and preferred securities.

    You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

                       HISPANIC BROADCASTING CORPORATION

    We are one of the largest Spanish language radio broadcasting companies in the United States and currently own or program radio stations in many of the largest Hispanic markets in the United States, including Los Angeles, New York, Miami, San Francisco/San Jose, Chicago, Houston, San Antonio, Dallas/Fort Worth, San Diego, McAllen/Brownsville/Harlingen, Phoenix, El Paso and Las Vegas. We recently changed our name from Heftel Broadcasting Corporation to Hispanic Broadcasting Corporation.

    Our strategy is to own and program top performing radio stations, principally in the largest Spanish language radio markets in the United States. We intend to acquire or develop additional Spanish language stations in leading Hispanic markets.

    We frequently evaluate strategic opportunities both within and outside our existing line of business which closely relate to serving the Hispanic market, including opportunities outside of the United States. We expect to pursue additional acquisitions from time to time and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

    Our principal executive offices are located at 3102 Oak Lawn Ave., Suite 215, Dallas, Texas 75219 (telephone: (214) 525-7700).

                                 THE HBC TRUSTS

    Each HBC Capital Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by Hispanic Broadcasting, as depositor for such HBC Trust, and the trustees of such trust, and the filing of a certificate of trust with the Delaware Secretary of State. The declarations of trust will be amended and restated in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part and will be qualified as indentures under the Trust Indenture Act of 1939. Unless the accompanying prospectus supplement provides otherwise, each HBC Trust exists for the sole purposes of

    - issuing its preferred securities,

    - investing the gross proceeds of the sale of its preferred securities in junior subordinated debt securities of Hispanic Broadcasting, and

    - engaging in only those other activities necessary or incidental thereto.

    All of each HBC Trust's common securities will be owned by Hispanic Broadcasting. The common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities, except that upon the occurrence and continuance of an event of default under the applicable amended and restated declaration of trust, the rights of the holders of the applicable common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable preferred securities. We will acquire common securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each HBC Trust.

    Each HBC Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable amended and restated declaration of trust. Each HBC Trust's business and affairs will be conducted by the trustees. Hispanic Broadcasting will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each HBC Trust. The duties and obligations of the trustees shall be governed by the amended and restated declaration of trust of each HBC Trust. At least one of the trustees of each HBC Trust will be a person who is an employee or officer of or who is affiliated with Hispanic Broadcasting. One trustee of each HBC Trust will be a financial institution that is not affiliated with Hispanic Broadcasting, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each HBC Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. Hispanic Broadcasting will pay all fees and expenses related to each HBC Trust and the offering of the preferred securities. Unless otherwise set forth in a prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York (Delaware). The office of the Delaware trustee in the State of Delaware is 100 White Clay Center, Newark, Delaware 19711. The principal place of business of each HBC Trust is c/o Hispanic Broadcasting Corporation, 3102 Oak Lawn Ave., Suite 215, Dallas, Texas 75219 (telephone: (214) 525-7700).

 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The ratios of earnings to fixed charges for Hispanic Broadcasting are computed by dividing pretax income from continuing operations after certain adjustments, by fixed charges. Fixed charges consist of interest expense on all long and short-term borrowings and the estimated interest portion of rental expense. Set forth below are the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends (in thousands except ratios).

                                         SIX MONTHS
                                            ENDED                YEAR ENDED         THREE MONTHS             YEAR ENDED
                                          JUNE 30,              DECEMBER 31,           ENDED               SEPTEMBER 30,
                                     -------------------   ----------------------   DECEMBER 31,   ------------------------------
                                       1999       1998       1998          1997         1996         1996       1995       1994
                                     --------   --------   --------      --------   ------------   --------   --------   --------
Earnings to Fixed Charges..........    19.1       11.6       14.6          7.5           1.7            --      1.6        1.6
Deficiency of Earnings to Cover
  Fixed Charges....................      --         --         --           --            --       $29,092       --         --
Earnings to Combined Fixed Charges
  and preferred stock Dividends....    19.1       11.6       14.6          7.5           1.7            --      1.6        1.5
Deficiency of Earnings to Cover
  Combined Fixed Charges and
  Preferred stock Dividends........      --         --         --           --            --       $29,112       --         --

                                USE OF PROCEEDS

    Unless indicated otherwise in a prospectus supplement, Hispanic Broadcasting expects to use the net proceeds from the sale of its securities for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in the accompanying prospectus supplement, each HBC Trust will use all proceeds received from the sale of its preferred securities to purchase junior subordinated debt securities of Hispanic Broadcasting.

                  HOLDING COMPANY STRUCTURE AND SECURED CLAIMS

    Hispanic Broadcasting is a holding company and its assets consist primarily of investments in its subsidiaries, limited liability companies and partnerships. Hispanic Broadcasting's rights and the rights of its creditors, including holders of debt securities or junior subordinated debt securities, to participate in the distribution of assets of any person in which Hispanic Broadcasting owns an equity interest will be subject to prior claims of the person's creditors upon the person's liquidation or reorganization. However, Hispanic Broadcasting may itself be a creditor with recognized claims against this person, but claims of Hispanic Broadcasting would still be subject to the prior claims of any secured creditor of this person and of any holder of indebtedness of this person that is senior to that held by Hispanic Broadcasting. Accordingly, the holder of debt securities or junior subordinated debt securities may be deemed to be effectively subordinated to those claims.

    Stock and partnership interests of Hispanic Broadcasting's subsidiaries are pledged to secure Hispanic Broadcasting's obligations under a credit agreement dated February 14, 1997, among Hispanic Broadcasting, The Chase Manhattan Bank and certain other lenders. The credit agreement requires Hispanic Broadcasting to comply with various financial and operational covenants and restrictions, including limitations on capital expenditures and the incurrence of additional indebtedness, prohibitions on the payment of cash dividends and the redemption or repurchase of Hispanic Broadcasting's capital stock and restrictions on the use of borrowings.

               GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

    Hispanic Broadcasting may offer shares of Class A common stock or preferred stock, debt securities, junior subordinated debt securities, warrants, stock purchase contracts, stock purchase units, or any combination of them either individually or as units consisting of one or more securities under this prospectus. Each HBC Trust may offer preferred securities under this prospectus.

    The securities to be offered may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to the securities. In addition, the risk factors, if any, relating to Hispanic Broadcasting's business will be set forth in a prospectus supplement.

                   DESCRIPTION OF DEBT SECURITIES OTHER THAN
                      JUNIOR SUBORDINATED DEBT SECURITIES

    The following description of Hispanic Broadcasting's debt securities other than junior subordinated debt securities, which are discussed separately, summarizes the general terms and provisions of its senior and subordinated debt securities to which any prospectus supplement may relate. As used in this section, the term "debt securities" refers to both the senior and the subordinated debt securities of Hispanic Broadcasting. We will describe the specific terms of Hispanic Broadcasting's debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its debt securities in the prospectus supplement relating to such series.

    Hispanic Broadcasting may issue its senior debt securities from time to time, in one or more series under a senior indenture, between Hispanic Broadcasting and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. The form of senior indenture is filed as an exhibit to the registration statement. Hispanic Broadcasting may issue its subordinated debt securities from time to time, in one or more series under a subordinated indenture, between Hispanic Broadcasting and The Bank of New York or another subordinated trustee named in a prospectus supplement. The form of subordinated indenture is filed as an exhibit to the registration statement. Together the senior indenture and the subordinated indenture are called the indentures, and together the senior trustee and the subordinated trustee are called the debt trustees. None of the indentures will limit the amount of debt securities that may be issued hereunder. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized by Hispanic

Broadcasting and may be payable in any currency or currency unit designated by it or in amounts determined by reference to an index. The following summary of certain provisions of the indentures is not complete and is subject to the detailed provisions of the indentures. You should look at the applicable indenture that is filed as an exhibit to this registration statement for provisions that may be important to you. Wherever we refer to specific provisions of the indentures or terms defined in the indentures, such provisions and terms are incorporated by reference as a part of the statements made in this prospectus and such statements are qualified in their entirety by such references, including the definitions in the indentures of certain terms.

GENERAL

    The senior debt securities will be unsecured and will rank equally with Hispanic Broadcasting's other unsecured and unsubordinated debt, unless Hispanic Broadcasting is required to secure the senior debt securities as described below under "--Senior Debt Securities." Hispanic Broadcasting's obligations under any subordinated debt securities will be subordinate in right of payment to all of its senior indebtedness, and will be described in an accompanying prospectus supplement. Hispanic Broadcasting will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of sale.

    Hispanic Broadcasting may issue its debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. We will describe the federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in the related prospectus supplement.

    You should refer to the prospectus supplement for the following terms of the debt securities offered hereby:

    - the designation, aggregate principal amount and authorized denominations of the debt securities;

    - the percentage of the principal amount at which Hispanic Broadcasting will issue the debt securities;

    - the date or dates on which the debt securities will mature;

    - the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

    - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for such interest payment dates;

    - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

    - the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

    - if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Hispanic Broadcasting's election or the purchaser's election, the manner in which the election may be made;

    - if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

    - the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

    - the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

    - information with respect to book-entry procedures, if any;

    - a discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

    - any other specific terms of the debt securities not inconsistent with the applicable indenture.

    If Hispanic Broadcasting sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

    Unless we specify otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Hispanic Broadcasting may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Hispanic Broadcasting or its agent's.

    Unless we specify otherwise in a prospectus supplement, Hispanic Broadcasting will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but Hispanic Broadcasting may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless we specify otherwise in the prospectus supplement, Hispanic Broadcasting will pay interest on outstanding debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

    Hispanic Broadcasting's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any of Hispanic Broadcasting's subsidiaries upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Hispanic Broadcasting's claims as a creditor of the subsidiary may be recognized. Hispanic Broadcasting's operations are conducted through its subsidiaries and, therefore, Hispanic Broadcasting is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the debt securities. The debt securities will be effectively subordinated to all indebtedness of Hispanic Broadcasting's subsidiaries.

GLOBAL SECURITIES

    Hispanic Broadcasting may issue debt securities of a series in whole or in part in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Hispanic Broadcasting may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

    We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement relating to that series. We anticipate that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Hispanic Broadcasting if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

    - the applicable depositary or its nominee, with respect to interests of participants, and

    - the records of participants, with respect to interests of persons other than participants.

    The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will

    - not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

    - not receive or be entitled to receive physical delivery of any debt securities of that series in definitive form; and

    - not be considered the owners or holders thereof under the applicable indenture governing the debt securities.

    Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Hispanic Broadcasting, the applicable debt trustee for the debt securities, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    Hispanic Broadcasting expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Hispanic Broadcasting also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

    If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Hispanic Broadcasting within 90 days, Hispanic Broadcasting will issue individual debt securities of that series in exchange for the global security representing that series of debt securities. In addition, Hispanic Broadcasting may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities. In that event, Hispanic Broadcasting will issue individual debt securities of that series in exchange for the global security or Securities representing that series of debt securities. Further, if Hispanic Broadcasting so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to Hispanic Broadcasting, the applicable debt trustee and the depositary for such global security, receive individual debt securities of that series in exchange for the beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Hispanic Broadcasting, of $1,000 and integral multiples of $1,000.

CONSOLIDATION, MERGER OR SALE

    Each indenture prohibits Hispanic Broadcasting's consolidation with or merger into any other corporation or the transfer Hispanic Broadcasting's properties and assets to any person, unless:

    - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed on Hispanic Broadcasting's part;

    - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

    - Hispanic Broadcasting has delivered to the applicable debt trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

    In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Hispanic Broadcasting as obligor on the debt securities, with the same effect as if it had been named as Hispanic Broadcasting in the applicable indenture. Unless we specify otherwise in a prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving Hispanic Broadcasting or any of its subsidiaries.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; DEBT SECURITIES IN FOREIGN
  CURRENCIES

    An event of default when used in an indenture will mean any of the following as to any series of debt securities:

    - default for 30 days in payment of any interest, or, in the case of the subordinated indenture, for a period of 90 days;

    - default in payment of principal of or any premium at maturity;

    - default in payment of any sinking or purchase fund or similar obligation;

    - default by Hispanic Broadcasting in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

    - events of Hispanic Broadcasting's bankruptcy, insolvency and reorganization.

    A default under Hispanic Broadcasting's other indebtedness will not be a default under the indentures and a default under one series of debt securities will not necessarily be a default under another series.

    Each indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of debt securities then outstanding, has occurred and is continuing with respect to any series, either the applicable debt trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. Each indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of debt securities then outstanding, has occurred and is continuing, either the applicable debt trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding.

    Under each indenture the applicable debt trustee must give notice to the holders of each series of debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

    No holder of any debt securities of any series may institute any action under either indenture for debt securities unless:

    - the holder has given the debt trustee written notice of a continuing event of default with respect to that series;

    - the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding have requested the debt trustee to institute proceedings in respect of the event of default;

    - the holder or holders have offered the debt trustee reasonable indemnity as the debt trustee may require;

    - the debt trustee has failed to institute an action for 60 days; and

    - no inconsistent direction has been given to the debt trustee during the 60-day period by the holders of a majority in aggregate principal amount of debt securities of the series then outstanding.

    The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable debt trustee or exercising any trust or power conferred on the debt trustee with respect to a series of debt securities. Each indenture provides that if an event of default occurs and is continuing, the debt trustee will be required to use the degree of care of a prudent person in the conduct of that person's own affairs in exercising its rights and powers under the indenture. Each indenture further provides that the debt trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

    Hispanic Broadcasting must furnish to the debt trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Hispanic Broadcasting have complied with all conditions and covenants of the indenture through the year or, if Hispanic Broadcasting is in default, specifying the default.

    To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are denominated in a foreign currency, the principal amount of the debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount based on the applicable spot rate of exchange as of the date the action is taken as evidenced to the debt trustee as provided in the indenture.

    To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are original issue discount securities, the principal amount of the debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time the action is taken upon a declaration of acceleration of maturity.

MODIFICATION OF THE INDENTURES

    The indentures provide that Hispanic Broadcasting and the applicable debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Hispanic Broadcasting's covenants, adding additional events of default, establishing the form or terms of any series of debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions.

    With specific exceptions, the applicable indenture or the rights of the holders of the debt securities may be modified by Hispanic Broadcasting and the applicable debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

    - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

    - reduce the principal amount of or the interest or any premium on any debt security;

    - change the method of computing the amount of principal of or interest on any date;

    - change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

    - impair the right to sue for the enforcement of any payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date);

    - reduce the percentage in principal amount of the outstanding debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the applicable indenture or specific defaults and their consequences provided for in the indenture; or

    - modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

    The indentures will generally cease to be of any further effect with respect to a series of debt securities if Hispanic Broadcasting delivers all debt securities of that series (with certain limited exceptions) for cancellation to the applicable debt trustee or all debt securities of that series not previously delivered for cancellation to the applicable debt trustee have become due and payable or will become due and payable or called for redemption within one year, and Hispanic Broadcasting has deposited with the applicable debt trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the debt securities, no default with respect to the debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under the applicable indenture or any other agreement or instrument to which Hispanic Broadcasting is a party.

    Hispanic Broadcasting has a "legal defeasance option" under which it may terminate, with respect to the debt securities of a particular series, all of its obligations under the debt securities and the applicable indenture. In addition, Hispanic Broadcasting has a "covenant defeasance option" under which it may terminate, with respect to the debt securities of a particular series, Hispanic Broadcasting's obligations with respect to the debt securities under specified covenants contained in the applicable indenture. If Hispanic Broadcasting exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default. If Hispanic Broadcasting exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default related to the specified covenants.

    Hispanic Broadcasting may exercise its legal defeasance option or its covenant defeasance option with respect to the debt securities of a series only if:

    - Hispanic Broadcasting deposits in trust with the applicable debt trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the debt securities to maturity or redemption;

    - Hispanic Broadcasting delivers to the applicable debt trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption;

    - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "--Events of Default, Waiver and Notice Of Default; Debt Securities in Foreign Currencies" above with respect to Hispanic Broadcasting occurs that is continuing at the end of the period,

    - no default has occurred and is continuing on the date of the deposit;

    - the deposit does not constitute a default under any other agreement binding on Hispanic Broadcasting;

    - Hispanic Broadcasting delivers to the applicable debt trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

    - Hispanic Broadcasting has delivered to the applicable debt trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

    - Hispanic Broadcasting delivers to the applicable debt trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the debt securities of that series have been complied with.

    The applicable debt trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series.

CONCERNING THE DEBT TRUSTEES

    Hispanic Broadcasting will identify the debt trustee for the senior debt securities and the debt trustee for the subordinated debt securities in the relevant prospectus supplement. In specific instances, Hispanic Broadcasting or the holders of a majority of the then outstanding principal amount of the debt securities issued under an indenture may remove the debt trustee and appoint a successor debt trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to debt securities issued by Hispanic Broadcasting or its affiliated companies and may engage in commercial transactions with Hispanic Broadcasting and its affiliated companies. The initial debt trustee under each indenture is The Bank of New York.

SENIOR DEBT SECURITIES

    In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Hispanic Broadcasting's senior debt securities summarizes the general terms and provisions of its senior debt securities to which any prospectus supplement may relate. Hispanic Broadcasting will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

RANKING OF SENIOR DEBT SECURITIES

    Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, all series of senior debt securities will be Hispanic Broadcasting's senior indebtedness and will be direct, unsecured obligations of Hispanic Broadcasting ranking equally with all of Hispanic Broadcasting's other unsecured and unsubordinated indebtedness. Because Hispanic Broadcasting is a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of Hispanic Broadcasting's subsidiaries. See "Holding Company Structure."

SUBORDINATED DEBT SECURITIES

    In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Hispanic Broadcasting's subordinated debt securities summarizes the general terms and provisions of its subordinated debt securities to which any prospectus supplement may relate. We will describe the specific terms of Hispanic Broadcasting's subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of subordinated debt securities in the prospectus supplement relating to that series.

RANKING OF SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated in right of payment to Hispanic Broadcasting's other indebtedness to the extent set forth in the applicable prospectus supplement.

    The payment of the principal of, premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Hispanic Broadcasting's senior indebtedness and equally with its trade creditors. Hispanic Broadcasting may not make payment of principal of, premium, if any, or interest on the subordinated debt securities and may not acquire or make payment on account of any sinking fund for, the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the subordinated debt securities may be made. Hispanic Broadcasting will give prompt written notice to the subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The subordinated indenture provisions described in this paragraph, however, do not prevent Hispanic Broadcasting from making a sinking fund payment with subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Hispanic Broadcasting's dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Hispanic Broadcasting's insolvency, holders of the subordinated debt securities may recover ratably less than Hispanic Broadcasting's senior creditors.

    For purposes of the description of the subordinated debt securities, the term "senior indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the subordinated indenture or thereafter incurred or created:

    - Hispanic Broadcasting's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year) or evidenced by securities, other than the subordinated debt securities or junior subordinated debt securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Hispanic Broadcasting;

    - obligations with respect to letters of credit;

    - Hispanic Broadcasting's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

    - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

    The following description of Hispanic Broadcasting's junior subordinated debt securities summarizes the general terms and provisions of its junior subordinated debt securities to which any prospectus supplement may relate. Hispanic Broadcasting will describe the specific terms of the junior subordinated debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its junior subordinated debt securities in the prospectus supplement relating to that series.

    Hispanic Broadcasting may issue its junior subordinated debt securities from time to time, in one or more series under a junior subordinated indenture, between Hispanic Broadcasting and The Bank of New York, as junior subordinated trustee, or another junior subordinated trustee named in a prospectus supplement. The form of junior subordinated indenture is filed as an exhibit to the registration statement. The following summary of certain provisions of the junior subordinated indenture is not complete and is subject to the detailed provisions of the junior subordinated indenture. You should look at the junior subordinated indenture that is filed as an exhibit to this registration statement for provisions that may be important to you. Wherever we refer to specific provisions of the junior subordinated indenture or terms defined in the junior subordinated indenture, such provisions and terms are incorporated by reference as a part of the statements made in this prospectus and such statements are qualified in their entirety by such references, including the definitions in the junior subordinated indenture of certain terms.

GENERAL

    The junior subordinated debt securities will be unsecured, junior subordinated obligations of Hispanic Broadcasting. The junior subordinated indenture does not limit the amount of additional indebtedness Hispanic Broadcasting or any of its subsidiaries may incur. Since Hispanic Broadcasting is a holding company, Hispanic Broadcasting's rights and the rights of its creditors, including the holders of junior subordinated debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Hispanic Broadcasting may itself be a creditor with recognized claims against the subsidiary.

    The junior subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series. The junior subordinated debt securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the junior subordinated indenture. Hispanic Broadcasting will issue junior subordinated debt securities from time to time and offer its junior subordinated debt securities on terms determined by market conditions at the time of sale.

    In the event junior subordinated debt securities are issued to an HBC Trust or a trustee of an HBC Trust in connection with the issuance of preferred securities by that HBC Trust, the junior subordinated debt securities subsequently may be distributed pro rata to the holders of the preferred securities in connection with the dissolution of the HBC Trust upon the occurrence of the events described in the applicable prospectus supplement. Only one series of junior subordinated debt securities will be issued to an HBC Trust or a trustee of an HBC Trust in connection with the issuance of preferred securities by that HBC Trust.

    You should refer to the applicable prospectus supplement for the following terms of the junior subordinated debt securities offered hereby:

    - the designation, aggregate principal amount and authorized denominations of the junior subordinated debt securities;

    - any limit on the aggregate principal amount of the junior subordinated debt securities;

    - the date or dates on which the junior subordinated debt securities will mature;

    - the annual interest rate or rates of the junior subordinated debt securities, or the method of determining the rate or rates;

    - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for such interest payment dates;

    - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

    - the currency, currencies or currency units for which the junior subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal, any premium and any interest may be payable;

    - if the currency, currencies or currency units for which the junior subordinated debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Hispanic Broadcasting's election or the purchaser's election, the manner in which the election may be made;

    - if the amount of payments on the junior subordinated debt securities is determined by an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which the amounts may be determined;

    - the extent to which any of the junior subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

    - the terms and conditions upon which the junior subordinated debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

    - information with respect to book-entry procedures, if any;

    - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the junior subordinated debt securities; and

    - any other specific terms of the junior subordinated debt securities not inconsistent with the junior subordinated indenture.

    If Hispanic Broadcasting sells any of the junior subordinated debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of junior subordinated debt securities will be payable in one or more foreign currencies or foreign currency units, we will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the currencies or currency units in the applicable prospectus supplement.

    Unless we specify otherwise in a prospectus supplement, the principal of, premium on, and interest on the junior subordinated debt securities will be payable, and the junior subordinated debt securities will be transferable, at the corporate trust office of the junior subordinated indenture trustee in New York, New York. However, Hispanic Broadcasting may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Hispanic Broadcasting or its agents.

    Unless we specify otherwise in a prospectus supplement, Hispanic Broadcasting will issue the junior subordinated debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any junior subordinated debt securities, but Hispanic Broadcasting may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless we specify otherwise in the prospectus supplement, Hispanic Broadcasting will pay interest on outstanding junior subordinated debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

GLOBAL SECURITIES

    Hispanic Broadcasting may issue junior subordinated debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the prospectus supplement relating to that series. Hispanic Broadcasting may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual junior subordinated debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

    We will describe the specific terms of the depositary arrangement relating to a series of junior subordinated debt securities in the prospectus supplement relating to that series. We anticipate that the following provisions will generally apply to depositary arrangements.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

    The junior subordinated indenture prohibits Hispanic Broadcasting's consolidation with or merger into any other corporation or the transfer of its properties and assets to any person, unless:

    - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding junior subordinated debt securities and the performance of every covenant in the junior subordinated indenture to be performed or observed on Hispanic Broadcasting's part;

    - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

    - Hispanic Broadcasting has delivered to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and that supplemental indenture comply with the foregoing provisions relating to the transaction.

    In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Hispanic Broadcasting as obligor on the junior subordinated debt securities, with the same effect as if it had been named as Hispanic Broadcasting in the junior subordinated indenture. The junior subordinated indenture and the junior subordinated debt securities do not contain any covenants or other provisions designed to protect holders of junior subordinated debt securities in the event of a highly leveraged transaction involving Hispanic Broadcasting or any of its subsidiaries.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; JUNIOR SUBORDINATED DEBT
  SECURITIES IN FOREIGN CURRENCIES

    An event of default when used in an junior subordinated indenture will mean any of the following as to any series of junior subordinated debt securities:

    - default for 90 days in payment of any interest on the junior subordinated debt securities;

    - default in payment of principal or any premium at maturity;

    - default in payment of any sinking or purchase fund or similar obligation;

    - default by Hispanic Broadcasting in the performance of any other covenant or warranty contained in the junior subordinated indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

    - events of Hispanic Broadcasting's bankruptcy, insolvency and reorganization.

    A default under Hispanic Broadcasting's other indebtedness will not be a default under the junior subordinated indenture and a default under one series of junior subordinated debt securities will not necessarily be a default under another series.

    The junior subordinated indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of junior subordinated debt securities then outstanding, has occurred and is continuing with respect to any series, either the junior subordinated indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of such series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding junior subordinated debt securities of such series and the accrued interest to be due and payable immediately. The junior subordinated indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of junior subordinated debt securities then outstanding, has occurred and is continuing, either the junior subordinated debt trustee or the holders of at least 25% in aggregate principal amount of all junior subordinated debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all junior subordinated debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the junior subordinated debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the junior subordinated debt securities of that series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any HBC Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of such HBC Trust prior to a security exchange.

    When used with respect to the junior subordinated debt securities which are held as trust assets of an HBC Trust pursuant to the declaration of trust of the HBC Trust, the term "security exchange" means the distribution of the junior subordinated debt securities held by the HBC Trust in exchange for the preferred securities and the common securities of the HBC Trust in dissolution of the HBC Trust pursuant to the declaration of trust of the HBC Trust.

    Under the junior subordinated indenture the junior subordinated indenture trustee must give notice to the holders of each series of junior subordinated debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The junior subordinated debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the junior subordinated debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the junior subordinated debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

    No holder of any junior subordinated debt securities of any series may institute any action under either indenture unless:

    - the holder has given the junior subordinated indenture trustee written notice of a continuing event of default with respect to that series;

    - the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of that series then outstanding have requested the junior subordinated indenture trustee to institute proceedings in respect of the event of default;

    - the holder or holders have offered the junior subordinated indenture trustee reasonable indemnity as the trustee may require;

    - the junior subordinated indenture trustee has failed to institute an action for 60 days after the notice, request and indemnity have been made as described above; and

    - no inconsistent direction has been given to the junior subordinated indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of junior subordinated debt securities of the series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any HBC Trust as required by its declaration of trust in the event that junior subordinated debt securities are held as assets of the HBC Trust prior to a security exchange.

    The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected and then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any HBC Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the HBC Trust prior to a security exchange, will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee or exercising any trust or power conferred on the junior subordinated indenture trustee with respect to the series of junior subordinated debt securities. The junior subordinated indenture provides that if an event of default occurs and is continuing, the junior subordinated indenture trustee will be required to use the degree of care of a prudent person in the conduct of the person's own affairs in exercising its rights and powers under the indenture. The junior subordinated indenture further provides that the junior subordinated indenture trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

    Hispanic Broadcasting must furnish to the junior subordinated indenture trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the junior subordinated indenture and the terms of the junior subordinated debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Hispanic Broadcasting has complied with all conditions and covenants of the indenture through the year or, if Hispanic Broadcasting is in default, specifying the default.

    If any junior subordinated debt securities are denominated in a currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action as described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which the junior subordinated debt securities are denominated as of the date the taking of the action by the holders of the requisite principal amount is evidenced to the junior subordinated indenture trustee as provided in the junior subordinated indenture.

    If any junior subordinated debt securities are original issue discount securities, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time of the taking of the action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

    The junior subordinated indenture provides that Hispanic Broadcasting and the junior subordinated indenture trustee may, without the consent of any holders of junior subordinated debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Hispanic Broadcasting's covenants, adding additional events of default, establishing the form or terms of any series of junior subordinated debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions.

    With specific exceptions, the junior subordinated indenture or the rights of the holders of the junior subordinated debt securities may be modified by Hispanic Broadcasting and the junior subordinated indenture trustee with the consent of the holders of a majority in aggregate principal amount of the junior subordinated debt securities of each series affected by the modification then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any HBC Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the HBC Trust prior to a security exchange, but no modification may be made without the consent of the holder of each outstanding junior subordinated debt security affected, subject to the consent of the holders of the preferred securities and the common securities of any HBC Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the HBC Trust prior to a security exchange, which would:

    - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any junior subordinated debt security;

    - reduce the principal amount of or the interest or any premium on any junior subordinated debt security;

    - change the method of computing the amount of principal of or interest on any date;

    - change any place of payment where, or the currency in which, any junior subordinated debt security or any premium or interest is payable;

    - impair the right to sue for the enforcement of any payment on or after the maturity thereof or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

    - reduce the percentage in principal amount of the outstanding junior subordinated debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with the provisions of the junior subordinated indenture or specific defaults and their consequences provided for in the indenture; or

    - modify any of the provisions of specific sections of the junior subordinated indenture, including the provisions summarized in this section, except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE; DEFEASANCE

    The junior subordinated indenture will generally cease to be of any further effect with respect to a series of junior subordinated debt securities if Hispanic Broadcasting delivers all junior subordinated debt securities of that series, with limited exceptions, for cancellation to the junior subordinated indenture trustee or all junior subordinated debt securities of that series not previously delivered for cancellation to the junior subordinated indenture trustee have become due and payable or will become due and payable or called for redemption within one year, and Hispanic Broadcasting has deposited with the junior subordinated indenture trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the junior subordinated debt securities, no default with respect to the junior subordinated debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under the junior subordinated indenture or any other agreement or instrument to which Hispanic Broadcasting is a party.

    Hispanic Broadcasting has a "legal defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, all of its obligations under the junior subordinated debt securities and the junior subordinated indenture. In addition, Hispanic Broadcasting has a "covenant defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, its obligations with respect to the junior subordinated debt securities under specified covenants contained in the junior subordinated indenture. If Hispanic Broadcasting exercises its legal defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default. If Hispanic Broadcasting exercises its covenant defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default related to the specified covenants.

    Hispanic Broadcasting may exercise its legal defeasance option or its covenant defeasance option with respect to the junior subordinated debt securities of a series only if:

    - Hispanic Broadcasting deposits in trust with the junior subordinated indenture trustee cash or debt obligations of the United States of America or its agencies or instrumentalities (as defined in the junior subordinated indenture) for the payment of principal, premium and interest with respect to the junior subordinated debt securities to maturity or redemption;

    - Hispanic Broadcasting delivers to the junior subordinated indenture trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the junior subordinated debt securities of that series to maturity or redemption;

    - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "--Events of Default, Waiver and Notice of Default; Junior Subordinated Debt Securities in Foreign Currencies" above with respect to Hispanic Broadcasting occurs that is continuing at the end of the period;

    - no default has occurred and is continuing on the date of the deposit;

    - the deposit does not constitute a default under any other agreement binding on Hispanic Broadcasting;

    - Hispanic Broadcasting delivers to the junior subordinated indenture trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

    - Hispanic Broadcasting has delivered to the junior subordinated indenture trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

    - Hispanic Broadcasting delivers to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the junior subordinated debt securities of that series have been complied with.

    The junior subordinated indenture trustee will hold in trust cash or U.S. Government Obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, and interest with respect to the junior subordinated debt securities of the defeased series.

CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE

    We will identify the junior subordinated indenture trustee for the junior subordinated debt securities in the relevant prospectus supplement. In specific instances, Hispanic Broadcasting or the holders of a majority of the then outstanding principal amount of the junior subordinated debt securities issued under an indenture may remove the junior subordinated indenture trustee and appoint a successor junior subordinated indenture trustee. The junior subordinated indenture trustee may become the owner or pledgee of any of the junior subordinated debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the junior subordinated indenture trustee. The junior subordinated indenture trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the junior subordinated indenture trustee may also serve as trustee under other indentures relating to debt securities or junior subordinated debt securities issued by Hispanic Broadcasting or its affiliated companies and may engage in commercial transactions with Hispanic Broadcasting and its affiliated companies. The initial junior subordinated indenture trustee under the junior subordinated indenture is The Bank of New York.

CERTAIN COVENANTS OF HISPANIC BROADCASTING APPLICABLE TO THE JUNIOR SUBORDINATED
  DEBT SECURITIES

    If junior subordinated debt securities are issued to an HBC Trust in connection with the issuance of preferred securities by the HBC Trust, Hispanic Broadcasting covenants in the junior subordinated indenture that, so long as the preferred securities of the HBC Trust remain outstanding, Hispanic Broadcasting will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payments with respect thereto if at the time

    - Hispanic Broadcasting is in default with respect to its guarantee payments or other payment obligations under the related guarantee;

    - there shall have occurred any event of default with respect to the junior subordinated debt securities; or

    - in the event that junior subordinated debt securities are issued to the applicable HBC Trust in connection with the issuance of preferred securities by that HBC Trust, Hispanic Broadcasting has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and period, or any extension thereof, is continuing.

    However, the foregoing restrictions shall not apply to

    - dividends, redemptions, purchases, acquisitions, distributions or payments made by Hispanic Broadcasting by way of issuance of shares of its capital stock;

    - any declaration of a dividend under a stockholder rights plan or in connection with the implementation of a stockholder rights plan, the issuance of Hispanic Broadcasting's capital stock under a stockholder rights plan or the redemption or repurchase of any such right distributed pursuant to a stockholder rights plan;

    - payments of accrued dividends by Hispanic Broadcasting upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

    - cash payments made by Hispanic Broadcasting in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

    - payments under the guarantees; or

    - purchases of common stock related to the issuance of common stock or rights under any of Hispanic Broadcasting's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

    In addition, if junior subordinated debt securities are issued to an HBC Trust in connection with the issuance of preferred securities by the HBC Trust, for so long as the preferred securities of the HBC Trust remain outstanding, Hispanic Broadcasting has agreed

    - to remain the sole direct or indirect owner of all the outstanding common securities issued by the HBC Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the HBC Trust; provided that any of Hispanic Broadcasting's permitted successors under the junior subordinated indenture may succeed to its ownership of the common securities;

    - to comply fully with all its obligations and agreements under the declaration; and

    - not to take any action which would cause the HBC Trust to cease to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

SUBORDINATION

    The junior subordinated debt securities will be subordinated and junior in right of payment to Hispanic Broadcasting's other indebtedness to the extent set forth in the applicable prospectus supplement.

    The payment of the principal of, premium, if any, and interest on the junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Hispanic Broadcasting's senior indebtedness and will rank equally with its trade creditors. No payment on account of principal of, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of any sinking fund for, the junior subordinated debt securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof, by lapse of time, acceleration or otherwise, has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the junior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment on account of principal, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the junior subordinated debt securities may be made. Hispanic Broadcasting will give prompt written notice to the junior subordinated indenture trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The junior subordinated indenture provisions described in this paragraph, however, do not prevent Hispanic Broadcasting from making a sinking fund payment with junior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of Hispanic Broadcasting's assets in connection with its dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the junior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Hispanic Broadcasting's insolvency, holders of the junior subordinated debt securities may recover ratably less than Hispanic Broadcasting's senior creditors.

    For purposes of the description of the junior subordinated debt securities, the term senior indebtedness means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the junior subordinated indenture or incurred or created

    - after the execution of Hispanic Broadcasting's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Hispanic Broadcasting other than the junior subordinated debt securities;

    - obligations with respect to letters of credit;

    - Hispanic Broadcasting's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

    - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the governing instrument provides that the indebtedness or renewal, extension or refunding thereof is not superior in right of payment to the junior subordinated debt securities.

                         DESCRIPTION OF PREFERRED STOCK

    Upon obtaining the consent of the holders of Class B common stock as described in "Description of Common Stock--Class B Common Stock," the Hispanic Broadcasting board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board can designate the rights, preferences, privileges, and qualifications of the preferred stock at the time of the issuance, without any further vote or action by the stockholders. A future issuance of preferred stock could have one or all of the following effects:

    - decrease the amount of earnings and assets available for distribution to holders of Class A and Class B common stock;

    - adversely affect the rights and powers, including voting rights, of holders of Class A and Class B common stock; and

    - delay, defer or prevent a change in control of the company.

    There are currently no shares of preferred stock issued or outstanding. The particular terms of any series of preferred stock will be described in a prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

    The board of directors has the authority to issue up to 100,000,000 shares of Class A common stock, $.001 par value per share, and 50,000,000 shares of Class B common stock, $.001 par value per share.

    Class A and Class B common stock have identical rights except for voting rights and certain rights of the Class B common stockholders to convert their shares into Class A common stock. In the event that the board of directors declares dividends out of legally available funds, holders of Class A and Class B common stock are entitled to ratably receive the dividends, subject to the payment of any preferential dividends with respect to any preferred stock outstanding at the time. In the event of Hispanic Broadcasting's liquidation, dissolution or winding up, holders of Class A and Class B common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the company, subject to the payment of any preferential distributions with respect to any preferred stock outstanding at the time.

    Holders of Class A and Class B common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares.

CLASS A COMMON STOCK

    Holders of the Class A common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders.

CLASS B COMMON STOCK

    Holders of the Class B common stock have voting rights limited to certain specified decisions and actions. Specifically, the holders of a majority of the Class B common stock voting as a single class must grant approval or consent before Hispanic Broadcasting can take any of the following actions:

    - sell, lease or otherwise transfer all or substantially all of our assets;

    - effect any merger or consolidation where the stockholders immediately before the proposed merger or consolidation would not own at least 50% of the capital stock of the surviving entity after the proposed merger or consolidation;

    - effect any reclassification, recapitalization, dissolution, liquidation or winding up;

    - authorize, issue or obligate Hispanic Broadcasting to issue any shares of preferred stock;

    - make or permit any amendment to the certificate of incorporation that adversely affects the rights of the holders of our Class B common stock;

    - declare or pay any non-cash dividends on or make any other non-cash distribution on any class of common stock; or

    - make or permit any amendment or modification to the certificate of incorporation concerning any of our capital stock.

    With respect to each of these matters, each share of Class B common stock is entitled to one vote. These class voting rights will end once Clear Channel and its affiliates own less than 20% of the aggregate of all of our outstanding Class A and Class B common stock.

    Only Clear Channel and its affiliates may own shares of Class B common stock. The outstanding Class B common stock will convert into Class A common stock automatically upon sale, gift or other transfer to a person or entity other than Clear Channel or an affiliate of Clear Channel. Each holder of Class B common stock has the option to convert its Class B common stock into Class A common stock upon receipt of all required regulatory consents. In addition, Clear Channel has the option to convert any of its shares of Class A common stock that it may own from time to time into shares of Class B common stock.

REGISTRATION RIGHTS AGREEMENTS; STOCKHOLDERS AGREEMENT; VOTING AGREEMENT

    Hispanic Broadcasting completed a merger with Tichenor Media System, Inc. on February 14, 1997. At the time of this merger, Hispanic Broadcasting entered into a registration rights agreement with Clear Channel and with certain former Tichenor stockholders. As a result of these agreements, Hispanic Broadcasting may be required to file registration statements with the SEC to register for resale shares of Class A common stock received by each of these parties.

    At the time of our merger with Tichenor Media System, Inc., Hispanic Broadcasting also entered into a stockholders agreement with Clear Channel and certain former Tichenor stockholders in order to impose certain restrictions on the transferability of their shares, to grant certain rights of first refusal and to address the rights of the parties in the event of future sales of our common stock.

CERTAIN ANTI-TAKEOVER EFFECTS OF CHARTER AND DELAWARE LAW

    The voting rights of the Class B stockholders and certain provisions of the Delaware General Corporation Law may each have the effect of impeding tender offers, proxy fights, open market purchases or other events which could effect a change in control of Hispanic Broadcasting.

    Hispanic Broadcasting's certificate of incorporation grants holders of Class B common stock the right to vote separately as a class on certain matters, including a merger or sale of all or substantially all of Hispanic Broadcasting's assets. In addition, holders of Class B common stock have the option to convert their shares into Class A common stock upon receipt of required regulatory approvals. Thus, Clear Channel and its affiliates, as the sole owners of Class B common stock, can exert a significant influence over any potential change in control of Hispanic Broadcasting.

    The Delaware General Corporation Law restricts a wide range of transactions between a corporation and any of its interested stockholders. Under Delaware law, an interested stockholder generally means any stockholder who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. For a period of three years from the time a stockholder becomes an interested stockholder, such stockholder cannot:

    - enter into a merger or consolidation with the corporation;

    - acquire more than 10% of the corporation's assets;

    - engage in certain transactions which would increase the proportionate share of stock owned by such stockholder; or

    - disproportionately benefit from any loans, advances or other financial benefits from the corporation.

    However, these restrictions do not apply to an interested stockholder who owned at least 85% of the corporation's voting stock at the time it initially became an interested stockholder. Furthermore, the restrictions do not apply if:

    - before the person became an interested stockholder, the board of directors approved either the transaction proposed by the interested stockholder or the transaction which resulted in the person becoming an interested stockholder; or

    - the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

FOREIGN OWNERSHIP

    The Federal Communications Act and certain rules established by the FCC impose certain restrictions on foreign ownership of and voting control over our capital stock. Accordingly, our certificate of incorporation prohibits aliens, foreign governments, or non-U.S. corporations from directly or indirectly owning or acquiring voting control of more than 25% of our outstanding capital stock. It also prohibits any transfer of our capital stock which would result in a violation of this prohibition and authorizes our board of directors to adopt such provisions as it deems necessary to enforce these prohibitions.

                            DESCRIPTION OF WARRANTS

    Hispanic Broadcasting may issue warrants for the purchase of debt securities or junior subordinated debt securities, or shares of preferred stock or Class A common stock. Warrants may be issued independently or together with any debt securities, junior subordinated debt securities, or shares of preferred stock or Class A common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, junior subordinated debt securities, or shares of preferred stock or Class A common stock. The warrants are to be issued under warrant agreements to be entered into between Hispanic Broadcasting and The Bank of New York, as warrant agent, or the other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Hispanic Broadcasting in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following description summarizes certain general provisions of the form of warrant agreement to which any prospectus supplement may relate. We will describe the specific terms of any warrants and the extent, if any, to which the general provisions summarized below may apply to any warrants in the prospectus supplement relating to those warrants.

GENERAL

    If warrants are offered, we will describe in a prospectus supplement the terms of the warrants, including the following:

    - the offering price;

    - the currency, currencies or currency units for which warrants may be purchased;

    - the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debt securities may be purchased;

    - the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased;

    - the designation, number of shares and terms of the Class A common stock purchasable upon exercise of the common stock warrants and the price at which the shares of Class A common stock may be purchased;

    - if applicable, the designation and terms of the debt securities, junior subordinated debt securities, preferred stock or Class A common stock with which the warrants are issued and the number of warrants issued with each debt security, junior subordinated debt security or share of preferred stock or Class A common stock;

    - if applicable, the date on and after which the warrants and the related debt securities, junior subordinated debt securities, preferred stock or Class A common stock will be separately transferable;

    - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

    - whether the warrants will be issued in registered or bearer form;

    - a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

    - any other terms of the warrants.

    Warrants may be exchanged for new warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon exercise of the warrants, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities or junior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the preferred stock or Class A common stock purchasable upon the exercise or to exercise any applicable right to vote. If Hispanic Broadcasting maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act of 1934, to the extent applicable.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder to purchase a principal amount of debt securities or junior subordinated debt securities or a number of shares of preferred stock or Class A common stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant will expire, or any later date to which Hispanic Broadcasting may extend the expiration date, unexercised warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities, junior subordinated debt securities or shares of preferred stock or Class A common stock purchasable upon exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Hispanic Broadcasting will, as soon as practicable, issue and deliver the debt securities, junior subordinated debt securities or shares of preferred stock or Class A common stock purchasable upon exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

ADDITIONAL PROVISIONS

    The exercise price payable and the number of shares of common or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of common or preferred stock, respectively, or a combination, subdivision or reclassification of common or preferred stock, respectively. In lieu of adjusting the number of shares of common or preferred stock purchasable upon exercise of each stock warrant, Hispanic Broadcasting may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Hispanic Broadcasting may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Hispanic Broadcasting will pay the cash value of any fractional shares otherwise issuable in case of any consolidation, merger, or sale or conveyance of the property of Hispanic Broadcasting as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of Class A common stock or preferred stock into which the stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

    Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of Hispanic Broadcasting's directors or any other matter, or to exercise any rights whatsoever as its stockholders.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    Hispanic Broadcasting may issue stock purchase contracts. Stock purchase contracts are contracts obligating holders to purchase from Hispanic Broadcasting, and Hispanic Broadcasting to sell to the holders, a specified number of shares of Class A common stock or preferred stock at a future date or dates. The price per share of Class A common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The formulas may include anti-dilution provisions to adjust the number of shares issuable under the stock purchase contracts upon events that would otherwise dilute the interests of the holders. The stock purchase contracts may be issued separately or as a part of stock purchase units each representing ownership of a stock purchase contract and debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities securing the holders' obligations to purchase the Class A common stock or the preferred stock under the stock purchase contracts.

    When stock purchase units include debt obligations of the United States of America or its agencies or instrumentalities, the principal of the debt obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase Class A common stock or preferred stock under the stock purchase contracts unless the holder of the units settles its obligations under the stock purchase contracts early through the delivery of consideration to Hispanic Broadcasting or its agent in the manner discussed below.

    When stock purchase units include debt securities or preferred securities, the debt securities or preferred securities will automatically be presented to the applicable HBC Trust for redemption at 100% of face or liquidation value and the HBC Trust will present junior subordinated debt securities in an equal principal amount to Hispanic Broadcasting for redemption at 100% of principal amount unless there is an early settlement or the holder elects to pay the consideration specified in the stock purchase contracts. Amounts received in respect of the redemption will automatically be transferred to Hispanic Broadcasting and applied to satisfy in full the holder's obligation to purchase Class A common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require Hispanic Broadcasting to make periodic payments to the holders of the stock purchase units or vice versa, and the payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

    Holders of stock purchase units may be entitled to settle the underlying stock purchase contracts prior to the stated settlement date by surrendering the certificate evidencing the stock purchase units, accompanied by the payment due, in any form and calculated pursuant to any formula as may be prescribed in the stock purchase contracts and described in the applicable prospectus supplement. Upon early settlement, the holder would receive the number of shares of Class A common stock or preferred stock deliverable under the stock purchase contracts, subject to adjustment in specific cases. Holders of stock purchase units may be entitled to exchange their stock purchase units together with appropriate collateral, for separate stock purchase contracts and preferred securities, debt securities, junior subordinated debt securities or debt obligations of the United States of America or its agencies or instrumentalities. In the event of either an early settlement or exchange, the preferred securities, debt securities, junior subordinated debt securities or debt obligations that were pledged as security for the obligation of the holder to perform under the stock purchase contracts would be transferred to the holder free and clear of Hispanic Broadcasting's security interest.

    The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units including differences, if any, from the term described above.

                      DESCRIPTION OF PREFERRED SECURITIES

    Each HBC Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The declaration of trust under which each HBC Trust is formed will be replaced by an amended and rested declaration of trust, which will authorize the regular trustees of the HBC Trust to issue on behalf of the HBC Trust one series of preferred securities. Each amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as will be set forth in the amended and restated related declaration of trust or made part of the declaration by the Trust Indenture Act. Reference is made to the prospectus supplement relating to the preferred securities of an HBC Trust for specific terms, including

    - the specific designation of the preferred securities;

    - the number of preferred securities issued by the HBC Trust;

    - the annual distribution rate, or method of calculation of the rate, for preferred securities issued by the HBC Trust, the date or dates upon which the distributions will be payable and the record date or dates for the payment of the distributions;

    - whether distributions on preferred securities issued by the HBC Trust will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by the HBC Trust will be cumulative;

    - the amount or amounts which will be paid out of the assets of the HBC Trust to the holders of preferred securities of the HBC Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the HBC Trust;

    - the obligation or right, if any, of the HBC Trust to purchase or redeem preferred securities issued by the HBC Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the HBC Trust will or may be purchased or redeemed, in whole or in part, pursuant to an obligation or right;

    - the voting rights, if any, of preferred securities issued by the HBC Trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more HBC Trusts, or of both, as a condition to specified actions or amendments to the declaration of the HBC Trust;

    - the terms and conditions upon which the preferred securities may be convertible into or exchanged for Class A common stock, preferred stock, debt securities, junior subordinated debt securities, or indebtedness or other securities of any kind of Hispanic Broadcasting; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the HBC Trust consistent with the declaration of the HBC Trust or with applicable law.

    All preferred securities offered hereby will be guaranteed by Hispanic Broadcasting as and to the extent set forth below under "Description of the Guarantees" below.

    In connection with the issuance of preferred securities, each HBC Trust will issue one series of common securities. The amended and restated declaration of each HBC Trust will authorize the regular trustees of such HBC Trust to issue on behalf of the HBC Trust one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as set forth in the amended and restated declaration of trust. The terms of the common securities issued by an HBC Trust will be substantially identical to the terms of the preferred securities issued by the HBC Trust. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, if an event of default under the amended and restated declaration of trust occurs and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the preferred securities. Generally, the common securities issued by an HBC Trust will also carry the right to vote and to appoint, remove or replace any of the trustees of the HBC Trust. All the common securities of an HBC Trust will be directly or indirectly owned by Hispanic Broadcasting.

    As long as payments of interest and other payments are made when due on the junior subordinated debt securities, the payments will be sufficient to cover distributions and other payments due on the preferred securities primarily because the aggregate principal amount of junior subordinated debt securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the preferred securities; and the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities.

    If an event of default with respect to the amended and restated declaration of any HBC Trust occurs and is continuing, then the holders of preferred securities of the HBC Trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debt securities deposited in the HBC Trust against Hispanic Broadcasting. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of power conferred upon the property trustee under the amended and restated declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities. If the property trustee fails to enforce its rights under the junior subordinated debt securities deposited in the HBC Trust, any holder of the preferred securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from the holder's written request, institute a legal proceeding against Hispanic Broadcasting to enforce the property trustee's rights under the junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. If an event of default with respect to the amended and restated declaration of any HBC Trust occurs and is continuing and the event is attributable to the failure of Hispanic Broadcasting to pay interest or principal on the junior subordinated debt securities on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities of the HBC Trust may also directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder on or after the respective due date specified in the junior subordinated debt securities without first directing the property trustee to enforce the terms of the junior subordinated debt securities or instituting a legal proceeding against Hispanic Broadcasting to enforce the property trustee's rights under the junior subordinated debt securities. In connection with such a direct action, the rights of Hispanic Broadcasting will be substituted for the rights of such holder of such preferred securities under such declaration of trust to the extent of any payment made by Hispanic Broadcasting to the holder of such preferred securities in such a direct action. The holders of preferred securities of an HBC Trust will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities unless the property trustee first fails to do so.

    Federal income tax considerations applicable to an investment in preferred securities will be described in the prospectus supplement relating thereto.

    The property trustee and its affiliates may provide customary commercial banking services to Hispanic Broadcasting and its subsidiaries and participate in various financing agreements of Hispanic Broadcasting in the ordinary course of their business. Initially, the property trustee is The Bank of New York.

                           DESCRIPTION OF GUARANTEES

    Set forth below is a summary of information concerning the guarantees that will be executed and delivered from time to time by Hispanic Broadcasting for the benefit of the holders of preferred securities of an HBC Trust. Each preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as guarantee trustee with respect to the guarantee, for the benefit of holders of the preferred securities of the applicable HBC Trust. The terms of each guarantee will be set forth in the guarantee or made part of the guarantee by the Trust Indenture Act.

GENERAL

    Pursuant to each guarantee, Hispanic Broadcasting will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the preferred securities issued by the applicable HBC Trust, the guarantee payments, to the extent not paid by the HBC Trust, regardless of any defense, right of set-off or counterclaim that the HBC Trust may have or assert. The following distributions and other payments with respect to preferred securities issued by an HBC Trust to the extent not made or paid by the HBC Trust, will be subject to the guarantee without duplication:

    - any accrued and unpaid distributions on the preferred securities, but only if and to the extent that in each case Hispanic Broadcasting has made a payment to the property trustee of interest on the junior subordinated debt securities;

    - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption by the HBC Trust, but only if and to the extent that in each case Hispanic Broadcasting has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the HBC Trust as trust assets; and

    - upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the HBC Trust, other than in connection with the distribution of related junior subordinated debt securities to the holders of the preferred securities or the redemption of all the preferred securities upon the maturity or redemption of the junior subordinated debt securities, the lesser of

       - the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the HBC Trust has funds available to make the payment, and

       - the amount of assets of the HBC Trust remaining available for distribution to holders of the preferred securities upon liquidation of the HBC Trust.

    Hispanic Broadcasting's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Hispanic Broadcasting to the holders of the applicable preferred securities or by causing the applicable HBC Trust to pay the amounts to the holders.

    The guarantee is a full and unconditional guarantee from the time of issuance of the applicable preferred securities, but the guarantee covers distributions and other payments on the preferred securities only if and to the extent that Hispanic Broadcasting has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the applicable HBC Trust as trust assets. If Hispanic Broadcasting does not make interest or principal payments on the junior subordinated debt securities deposited in the applicable HBC Trust as trust assets, the property trustee will not make distributions on the preferred securities of the HBC Trust and the HBC Trust will not have the necessary funds available to make these payments.

    Hispanic Broadcasting's obligations under the declaration for each HBC Trust, the guarantee issued with respect to preferred securities issued by the HBC Trust, the junior subordinated debt securities purchased by the HBC Trust and the junior subordinated indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by Hispanic Broadcasting of payments due on the preferred securities issued by the HBC Trust.

CERTAIN COVENANTS OF HISPANIC BROADCASTING

    In each guarantee, Hispanic Broadcasting will covenant that, so long as any preferred securities issued by the applicable HBC Trust remain outstanding, Hispanic Broadcasting will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payment with respect to these amounts, if at the time

    - Hispanic Broadcasting will be in default with respect to its guarantee payments or other payment obligations under the guarantee;

    - any event of default under the related amended and restated declaration of trust has occurred; or

    - in the event that junior subordinated debt securities are issued to the applicable HBC Trust in connection with the issuance of preferred securities by the HBC Trust, Hispanic Broadcasting has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

    However, the foregoing restrictions will not apply to

    - dividends, redemptions, purchases, acquisitions, distributions or payments made by Hispanic Broadcasting by way of issuance of shares of its capital stock;

    - any declaration of a dividend under a stockholder rights plan or in connection with the implementation of a stockholder rights plan, the issuance of capital stock of Hispanic Broadcasting under a stockholder rights plan or the redemption or repurchase of any right distributed pursuant to a stockholder rights plan;

    - payments of accrued dividends by Hispanic Broadcasting upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

    - cash payments made by Hispanic Broadcasting in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

    - payments under the guarantees; or

    - purchases of common stock related to the issuance of common stock or rights under any of Hispanic Broadcasting's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

    In addition, so long as any preferred securities of an HBC Trust remain outstanding, Hispanic Broadcasting has agreed to remain the sole direct or indirect owner of all the outstanding common securities issued by the HBC Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the HBC Trust, provided that any permitted successor of Hispanic Broadcasting under the junior subordinated indenture may succeed to Hispanic Broadcasting's ownership of the common securities, and to use reasonable efforts to cause the HBC

Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of the applicable preferred securities, in which case no consent will be required, each guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding preferred securities issued by the applicable HBC Trust. The manner of obtaining any such approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assignees, receivers, trustees and representatives of Hispanic Broadcasting and will inure to the benefit of the holders of the preferred securities of the applicable HBC Trust then outstanding. Except in connection with a consolidation, merger, conveyance, or transfer of assets involving Hispanic Broadcasting that is permitted under the junior subordinated indenture, Hispanic Broadcasting may not assign its obligations under any guarantee.

TERMINATION OF THE GUARANTEES

    Each guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable HBC Trust upon full payment of the redemption price of all preferred securities of the HBC Trust, or upon distribution of the junior subordinated debt securities to the holders of the preferred securities of the HBC Trust in exchange for all the preferred securities issued by the HBC Trust, or upon full payment of the amounts payable upon liquidation of the HBC Trust. Nevertheless, each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable HBC Trust must restore payment of any sums paid under the preferred securities or the guarantee.

STATUS OF THE GUARANTEES

    Hispanic Broadcasting's obligations to make the guarantee payments to the extent set forth in the applicable guarantee will constitute an unsecured obligation of Hispanic Broadcasting and will rank subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of Hispanic Broadcasting and any guarantees, endorsements or other contingent obligations of Hispanic Broadcasting, except those made on an equal basis or subordinate by their terms, and senior to all capital stock now or hereafter issued by Hispanic Broadcasting and to any guarantee now or hereafter entered into by Hispanic Broadcasting in respect of any of its capital stock. Hispanic Broadcasting's obligations under each guarantee will rank equally with each other guarantee. Because Hispanic Broadcasting is a holding company, Hispanic Broadcasting's obligations under each guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of Hispanic Broadcasting's subsidiaries, except to the extent that Hispanic Broadcasting is a creditor of the subsidiaries recognized as such. Each amended and restated declaration of trust will provide that each holder of preferred securities issued by the applicable HBC Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related guarantee.

    The guaranteed party may institute a legal proceeding directly against Hispanic Broadcasting to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be deposited with the guarantee trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable HBC Trust. The guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable HBC Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related guarantee, including the giving of directions to the guarantee trustee.

If the guarantee trustee fails to enforce a guarantee as above provided, any holder of preferred securities issued by the applicable HBC Trust may institute a legal proceeding directly against Hispanic Broadcasting to enforce its rights under the guarantee, without first instituting a legal proceeding against the applicable HBC Trust, or any other person or entity. However, if Hispanic Broadcasting has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Hispanic Broadcasting for enforcement of the holder's right to receive payment under the guarantee. Hispanic Broadcasting waives any right or remedy to require that any action be brought first against an HBC Trust or any other person or entity before proceeding directly against Hispanic Broadcasting.

MISCELLANEOUS

    Hispanic Broadcasting will be required to provide annually to the guarantee trustee a statement as to the performance by Hispanic Broadcasting of its obligations under each guarantee and as to any default in the performance. Hispanic Broadcasting is required to file annually with the guarantee trustee an officer's certificate as to Hispanic Broadcasting's compliance with all conditions to be complied with by it under each guarantee.

    The guarantee trustee, prior to the occurrence of a default, undertakes to perform only those duties as are specifically set forth in the applicable guarantee and, after default with respect to a guarantee, will exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to that provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                 ERISA MATTERS

    Hispanic Broadcasting and its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA. The purchase of any securities offered by this prospectus by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, including individual retirement arrangements and other plans described in
Section 4975(e)(1), and with respect to which Hispanic Broadcasting or any affiliate of Hispanic Broadcasting is a service provider, a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered by this prospectus are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any securities offered by this prospectus should consult with its counsel.

                              PLAN OF DISTRIBUTION

    Hispanic Broadcasting or the HBC Trusts may sell the securities offered by this prospectus

    - through underwriters or dealers;

    - through agents;

    - directly to purchasers; or

    - through a combination of any such methods of sale.

    Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to the securities offered by this prospectus will set forth:

    - their offering terms, including the name or names of any underwriters, dealers or agents;

    - the purchase price of the securities offered by this prospectus;

    - the proceeds to Hispanic Broadcasting or the HBC Trusts from such sale;

    - any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

    - any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

    - any securities exchanges on which the securities offered by this prospectus may be listed.

    If underwriters or dealers are used in the sale, the securities offered by this prospectus will be acquired by the underwriters or dealers for their own account and may be resold from time to time

    - in one or more transactions;

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to the prevailing market prices at the time of the sale; or

    - at negotiated prices.

    The securities offered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered by this prospectus will be subject to specific conditions precedent and the underwriters or dealers will be obligated to purchase all the securities offered by this prospectus if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

    The securities offered by this prospectus may be sold directly by Hispanic Broadcasting or the HBC Trusts or through agents designated by Hispanic Broadcasting or the HBC Trusts. Any agent involved in the offer or sale of the securities offered by this prospectus in respect of which this prospectus is delivered will be named, and any commissions payable by Hispanic Broadcasting or the HBC Trusts to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the prospectus supplement, Hispanic Broadcasting or the HBC Trusts will authorize underwriters, dealers or agents to solicit offers by specific institutions to purchase securities offered by this prospectus from Hispanic Broadcasting or the HBC Trusts at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of any the contracts.

    Underwriters, dealers and agents may be entitled under agreements entered into with Hispanic Broadcasting or the HBC Trusts to indemnification by Hispanic Broadcasting or the HBC Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution by Hispanic

Broadcasting or the HBC Trusts to payments they may be required to make in respect thereof. The terms and conditions of the indemnification obligations will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Hispanic Broadcasting or the HBC Trusts in the ordinary course of business.

    Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by Hispanic Broadcasting or the HBC Trusts for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

    Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the Class A common stock in connection an offering of Class A common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities or junior subordinated debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities or junior subordinated debt securities to be higher than it would otherwise be in the absence of those transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

    The validity of the securities will be passed upon for Hispanic Broadcasting by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. However, certain matters of Delaware Law relating to the validity of the preferred securities will be passed upon for Hispanic Broadcasting and the HBC Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to Hispanic Broadcasting and the HBC Trusts. The validity of the securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Hispanic Broadcasting Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997 incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Hispanic Broadcasting Corporation for the three months ended December 31, 1996 and the year ended September 30, 1996 appearing in Hispanic Broadcasting Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Multicultural Radio Broadcasting, Inc. for the year ended December 31, 1997 included in the Current Report on Form 8-K/A of Hispanic Broadcasting Corporation filed July 31, 1998 and incorporated by reference herein have been incorporated by reference herein in reliance upon the report of Wiss & Company, LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Hispanic Broadcasting or any underwriter. Neither the delivery of this prospectus or the prospectus supplement nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation.

                           --------------------------

                               TABLE OF CONTENTS

                                                Page
                                              --------
                Prospectus Supplement
Forward-Looking Statements May Prove
  Inaccurate................................       S-2
Summary.....................................       S-3
Risk Factors................................       S-7
Capitalization..............................      S-12
Use of Proceeds.............................      S-12
Price Range of Class A Common Stock.........      S-13
Dividend Policy.............................      S-13
Selected Financial Information..............      S-14
Business....................................      S-16
Underwriting................................      S-17
Where You Can Find More Information.........      S-19
Legal Opinions..............................      S-19
Experts.....................................      S-20
                      Prospectus
Explanatory Note............................         2
Where You Can Find More Information.........         2
About this Prospectus.......................         3
Hispanic Broadcasting Corporation...........         4
The HBC Trusts..............................         4
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.............         5
Use of Proceeds.............................         5
Holding Company Structure and Secured
  Claims....................................         6
General Description of Securities and Risk
  Factors...................................         6
Description of Debt Securities Other Than
  Junior Subordinated Debt Securities.......         6
Description of Junior Subordinated Debt
  Securities................................        16
Description of Preferred Stock..............        26
Description of Common Stock.................        26
Description of Warrants.....................        28
Description of Stock Purchase Contracts and
  Stock Purchase Units......................        30
Description of Preferred Securities.........        31
Description of Guarantees...................        34
ERISA Matters...............................        37
Plan of Distribution........................        37
Legal Opinions..............................        39
Experts.....................................        39

[LOGO]


3,000,000 Shares


Class A Common Stock

Deutsche Banc Alex. Brown
Banc of America Securities LLC
Credit Suisse First Boston
Salomon Smith Barney
ING Barings
PaineWebber Incorporated
Robertson Stephens
Schroder & Co. Inc.
Thomas Weisel Partners LLC

Prospectus Supplement


November 18, 1999